Exhibit 10.17

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”), effective as of July 9, 2019 (the “Effective Date”), is entered into by and between MacroGenics, Inc., a Delaware corporation with a place of business at 9704 Medical Center Drive, Rockville, MD 20850, USA (“MacroGenics”), and I-MAB Biopharma, US Limited, a Maryland corporation with a place of business at 9801 Washingtonian Blvd., Suite 710, Gaithersburg, MD 20878, USA (“I-MAB”). MacroGenics and I-MAB may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals:

A.    MacroGenics has expertise in, and platforms for, the discovery and development of products for the treatment of patients with cancer, inflammatory and infectious diseases.

B.    I-MAB conducts research and development with respect to pharmaceutical products.

C.    I-MAB and MacroGenics desire to enter into collaboration for the development of MacroGenics’ Fc-optimized Antibody that targets B7-H3 known as enoblituzumab, including in combination with other agents such as the anti-PD-1 Antibody known as MGA012, and if approved for commercialization, the commercialization of the Product (defined below) in the Territory, all upon the terms and conditions set forth in this Agreement.

D.    MacroGenics desires to grant to I-MAB, and I-MAB desires to receive, an exclusive license for all Indications in the Field for all pharmaceutical forms of the Product in the Field for the Territory, upon the terms and conditions set forth in this Agreement.

In consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

Agreement:

1.	DEFINITIONS.

Unless specifically set forth to the contrary herein, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1    “Acting Improperly” has the meaning set forth in Section 4.4(a).

1.2    “Affiliate” means with respect to any Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Section 1.2, “control” means (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.3    “Antibody” means a [***] molecule [***] and comprises or contains: (a) [***]; (b) fragments, variants, modifications or derivatives of such immunoglobulin variable domains; and(c) the nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) the foregoing molecules in (a) or (b).

1.4    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti- corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism, including those within the Territory.

1.5    “Audit” has the meaning set forth in Section 4.4(f).

1.6    “Applicable Laws and Regulations” means all international, national, federal, state, regional, provincial, municipal and local government laws, rules, and regulations that apply to either Party or to the conduct of the Collaboration under this Agreement including cGMP, GCP, GBPS, and the laws, rules and regulations of the ICH, the United States and the Territory, each as may be then in effect, as applicable and amended from time to time.

1.7    “Biosimilar Product” means, with respect to a Product (but specifically excluding any MGA012 component thereof) sold in a Country or Region, a product that: (a) is marketed by a Third Party that has not obtained the rights to such product as a Sublicensee or distributor of, or through any other contractual relationship with, I-MAB or any of its Affiliates or Sublicensees; contains the same or substantially similar amino acid sequence as the applicable Product; and with respect to a Region or Country of the Territory, has been granted Regulatory Approval as a biosimilar or interchangeable biological product by the applicable Regulatory Authority in such Region or Country according to a biosimilar regulatory pathway that is materially equivalent to that of Section 351(k) of the US Public Health Service Act (42 U.S.C. § 262(k)), as may be amended, or any subsequent or superseding law, statute or regulation.

1.8    “BLA” means (a) a Biologics License Application or New Drug Application (“NDA”) filed with the FDA for marketing approval of a Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, or similar filings outside the Territory with applicable Regulatory Authorities, for approval to commercially market, import and sell a Product, or (b) similar filings in the Territory with applicable Regulatory Authorities, including the CFDA, for approval to commercially market, import and sell a Product. The term BLA shall exclude pricing and reimbursement approvals.

1.9    “Business Day” means a day on which banking institutions in Washington, DC, USA and Beijing, PRC are open for business, excluding any Saturday or Sunday.

1.10    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.11    “Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31.

1.12    “CFDA” means China Food and Drug Administration, or any successor agency thereto.

1.13    “cGMP” or “current Good Manufacturing Practices” means current Good Manufacturing Practices as set forth in the FDCA and the Public Health Service Act (the “PHS Act”), and in regulations at 21 C.F.R. Parts 210, 211 and 600, as in effect at the time when any clinical trial regarding a Product is being conducted, provided, and to the extent applicable to such clinical trial, as such regulations are interpreted and enforced by the FDA, including as set forth in applicable guidance documents issued by the FDA, and in accordance with applicable, generally accepted industry standards, and the equivalent legal requirements in other applicable jurisdictions, including within the Territory, all as the same may be amended from time to time.

1.14    “Clinical Data” means all data generated or arising from the conduct of a Clinical Trial or other Development efforts under this Agreement.

1.15    “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IV Clinical Trial or Registration Trial, as applicable.

1.16    “CMC” means chemistry, manufacturing and controls.

1.17    “CMO” means a contract manufacturing organization.

1.18    “Collaboration” means the program established under this Agreement, which includes collaborative Development of the Product.

1.19    “Combination Product” means (a) any single product comprising both (i) Enoblituzumab and (ii) one or more other therapies or pharmaceutically active compounds or substances not included in the MacroGenics Licensed Technology; (b) any sale of the Product with another therapy(ies) or product(s) for a single invoice price; or (c) any sale of the Product as part of a bundle with other therapy(ies), product(s) or service(s) (i.e., where the Product and such other therapy(ies), product(s) or service(s) are sold for a single invoice price or where a discount, rebate or other amount that reduces the price of the Product is provided in exchange for (or otherwise conditioned upon) the purchase of such other therapy(ies), product(s) or services), to the extent not described in clause (a) or (b). The Enoblituzumab portion of any Combination Product shall be deemed the “Licensed Component” and the other portion of such Combination Product [***] shall be deemed the “Other Component”, and each Combination Product shall be deemed a Product hereunder. For the avoidance of doubt, [***].

1.20    “Combination Regimen” means a therapeutic combination comprising MGA012 and Enoblituzumab in concurrent or sequential administration.

1.21    “Combination Regimen Study” means, a Clinical Trial of a Combination Regimen conducted under the Global Development Plan or Territory Specific Development Plan in the Field in the Territory.

1.22    “Commercial Supply Agreement” has the meaning set forth in Section 5.1(b).

1.23    “Commercialization” or “Commercialize” means activities taken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment, sale and distribution of a pharmaceutical product and post- launch medical activities, including: (a) distribution for commercial sale; (b) strategic marketing, sales force detailing, advertising, and market and product support; (c) medical education and liaison and any Phase IV Clinical Trials, to the extent permitted by this Agreement; (d) all customer support and product distribution, invoicing and sales activities; and (e) all post-approval regulatory activities, including those necessary to maintain Regulatory Approvals.

1.24    “Commercialization Plan” means a Commercialization plan, to be updated from time to time and which shall include: (a) periodic sales forecasts by revenue and volume of material; (b) pricing, rebating, and discounting assumptions; (c) sales force deployment estimates; (d) a marketing plan; and (e) other elements as reasonably requested by MacroGenics.

1.25    “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective of such Party under similar circumstances, it being understood and agreed that with respect to the Development or Commercialization of the Product, such efforts shall be similar to those efforts and resources commonly used by pharmaceutical or biopharmaceutical companies, as applicable, of comparable size and resources to such Party for a similar biological or pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, and the likelihood of Regulatory Approval given the regulatory structure involved.

1.26    “Completion” or “Completed” for a clinical trial means the database lock for such clinical trial.

1.27    “Confidential Information” means any and all non-public scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data, in any tangible or intangible form, including all Know-How subject to Section 10.

1.28    “Control,” “Controls” or “Controlled by” means (except as used in Section 1.2), with respect to any item of or right under Patents or Know-How, the extent of the ability of a Party (whether through ownership or license, other than pursuant to this Agreement) to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.29    “Co-Owned Clinical Data” has the meaning set forth in Section 3.7.

1.30    “Cost Reimbursement Amounts” has the meaning set forth in Section 13.5(b)(iv).

1.31    “Country” means for the purposes of this Agreement each of PRC and Taiwan.

1.32    “Cover” means, with respect to a product, technology, process or method, that, in the absence of possession of the right (by ownership, license or otherwise) under a Valid Claim, the practice or exploitation of such product, technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.33    “CRO” means a clinical research organization.

1.34    “CTA” means a Clinical Trial Application or its equivalent used to obtain approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in order to establish the clinical safety or efficacy of one or more investigational products in conformance with the requirements of such Regulatory Authority.

1.35    “Data Exclusivity Period” means the period during which the CFDA (or, in regions or countries other than the PRC, an equivalent Regulatory Authority) prohibits reference, without the consent of the owner of a BLA, to the clinical and other data that is contained in such BLA, and that is not published or publicly available outside of such BLA.

1.36    “Deadlock” has the meaning set forth in Section 2.1(d).

1.37    “Depot Subcontractor” means any subcontractor [***] to supply a Clinical Trial.

1.38    “Develop” or “Development” or “Developing” means research, discovery, and preclinical and clinical drug or biological development activities, including toxicology, formulation, statistical analysis, preclinical and clinical studies and regulatory affairs, approval and registration, in each case, of products in the Field. “Development” shall specifically exclude Manufacturing.

1.39    “Development Costs” means all costs incurred in connection with any Development activities, including (i) [***], (ii) [***], (iii) [***], (iv) [***], (v) [***], (vi) [***], (vii) [***], (viii) [***], and [***] related to any [***], and (ix) [***].

1.40    “Dispute” means any dispute, claim, or controversy (other than matters that are within the decision-making authority of the JSC or a Party pursuant to Section 2.1(d), or are expressly stated herein to require the consent of both Parties) arising from or related to this Agreement or to the interpretation, application, breach, termination, or validity of this Agreement, including any claim of inducement of this Agreement by fraud or otherwise.

1.41    “Enoblituzumab” means the therapeutic Antibody which binds to the B7-H3 receptor described in [***].

1.42    “Executive Officer” means, with respect to either Party, the Chief Executive Officer of such Party (or his or her designee).

1.43    “Existing CDA” has the meaning set forth in Section 16.7.

1.44    “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.45    “FDCA” means the Federal Food, Drug and Cosmetic Act, as amended.

1.46    “Field” means all fields of use (including treatment and diagnosis), provided, however, that in the case of a Product covered by a Patent or other intellectual property right licensed in one or more MacroGenics Third Party Agreement(s), “Field” shall be limited to the minimum extent necessary to comply with the terms of such MacroGenics Third Party Agreement for so long as such limitation is necessary to avoid a breach of the MacroGenics Third Party Agreement.

1.47    “Finance Officers” has the meaning set forth in Section 3.5(c).

1.48    “First Commercial Sale” means, with respect to the Product, the first sale to a Third Party for end use or consumption of such Product in the Territory after Regulatory Approval has been granted by the Regulatory Agency for the Product in the Territory other than any sale of the Product for use in a Clinical Trial.

1.49    “FTE” means [***] devoted to or in direct support of Manufacturing, conducted by one or more qualified employees of MacroGenics or its Affiliate. For clarity, any individual contributing less than [***] (or equivalent pro-rata portion thereof for the period beginning on the Effective Date and ending on the last day of the first Calendar Year) shall be deemed a fraction of an FTE on a pro-rata basis.

1.50    “FTE Cost” means, with respect to any, the FTE Rate multiplied by the number of FTEs expended by MacroGenics or its Affiliate during such period; provided that I-MAB shall not be charged twice for any FTE Cost if such FTE Cost is already included as a component of Manufacturing expenses payable under this Agreement.

1.51    “FTE Rate” means a rate of [***] per FTE per Calendar Year (pro-rated for the period beginning on the Effective Date and ending on the last day of the first Calendar Year); provided, however, that such rate shall be increased or decreased annually beginning on [***] by the applicable CPI Adjustment. The FTE Rate includes all direct and indirect costs, i.e., is fully burdened and covers costs including, but not limited to, employee salaries, benefits, travel and other such costs, in each case treated in a manner consistent with MacroGenics’ accounting policies consistently applied and in accordance with generally accepted accounting practices in the United States (with respect to MacroGenics) and international financial reporting standards (with respect to I-MAB).

1.52    “Force Majeure” has the meaning set forth in Section 16.1.

1.53    “Fully Burdened Manufacturing Cost” or “FBMC” means, with respect to the Product and [***] of MacroGenics or its Affiliates hereunder, [***]%) of (1) MacroGenics’ cost to Manufacture, if Manufactured by MacroGenics or its Affiliates or (2) the actual Third Party costs of such Manufacturing incurred by MacroGenics or its Affiliates, if Manufactured by a Third Party, in each case ((1) and (2)) as determined for each stage of the manufacturing process, including [***] (except, in the case of (1), to the extent attributable to MacroGenics’ or any of its Affiliates’ negligence or willful misconduct, or in the case of (2), to the extent MacroGenics or any of its Affiliates receive a refund, credit or other recovery from such Third Party), all in accordance with GAAP. Such Fully Burdened Manufacturing Cost shall include the following incurred by or on behalf of MacroGenics or its Affiliates and reasonably allocated to the Product and [***]:

(a)    FTE Costs and costs of consultants, contractors or other personnel performing Manufacturing or supply activities;

(b)    direct materials costs (including costs of vials, labeling and packaging);

(c)    raw materials and reagents costs specifically for actual manufacturing of goods and raw material warehouse costs;

(d)    operating costs of facilities and equipment (including start up and cleaning costs of production), excluding any surplus or idle capacity costs;

(e)    a charge for depreciation, repairs and maintenance costs of facilities and equipment, excluding any surplus or idle capacity costs;

(f)    quality and in-process control costs;

(g)    a charge for overhead costs proportional to the total daily rate for the plant for manufacturing plant administration and plant management, materials management, storage and handling, manufacturing and employee training, and all administrative costs associated with the manufacturing operation of the site (including human resources, information technology and finance costs; raw material and raw material warehouse costs shall be charged directly to the process order);

(h)    charges for spoilage, scrap or rework costs; and

(i)    charges for shipping (including all duties and import fees).

1.54    “GAAP” means U.S. Generally Accepted Accounting Principles as the same may be in effect from time to time.

1.55    “GBPS” means the General Biological Products Standards as set forth in 21 C.F.R. Part 610, to the extent applicable to the Collaboration.

1.56    “GCP” or “Good Clinical Practices” means current Good Clinical Practices as set forth in the Applicable Laws and Regulations, such as FDCA and the PHS Act and regulations set forth at 21 C.F.R. Part 312, as well as (but not limited to) the requirements set forth in Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 and Commission Directive 2005/28/EC of 8 April 2005, to the extent applicable to a clinical trial regarding any Product, as such obligations are interpreted and enforced by the applicable Regulatory Authority (e.g., FDA and Member States of the European Union), and as interpreted under prevailing industry standards, including standards of medical ethics, applicable guidance documents issued by the FDA and any other Regulatory Authority, including ICH GCP, the informed consent requirements set forth in 21 C.F.R. Part 50 and the equivalent legal requirements in other applicable jurisdictions, the requirements relating to Institutional Review Boards set forth in 21 C.F.R. Part 56 and the equivalent legal requirements in other applicable jurisdictions, including within the Territory, all as the same may be amended from time to time.

1.57    “Global Branding Strategy” has the meaning set forth in Section 4.2.

1.58    “Global Development Plan” means the written Development plan attached to this Agreement as Exhibit C intended to support Development and Regulatory Approval of the Product in the Field both within the Territory and outside of the Territory, as may be updated and amended periodically in form and substance approved by the JSC in accordance with Section 3.2 and otherwise at times requested by the JDC or JSC.

1.59    “GLP” or “Good Laboratory Practices” means the recognized rules governing the conduct of non-clinical safety studies and ensuring the quality, integrity and reliability of study data as set forth in Applicable Laws and Regulations, such as 21 C.F.R. Part 58, and the equivalent legal requirements in other applicable jurisdictions, including within the Territory, all as the same may be amended from time to time.

1.60    “Government Official” means any Person employed by or acting on behalf of a government, government-owned or -controlled entity or public international organization; any political party, party official or candidate; any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.61    “Health Insurance Portability and Accountability Act” or “HIPAA” means the act enacted by the U.S. Congress in 1996 and took effect in 2003 that strictly dictates the parameters that identifiable private health information (PHI) can be shared outside of the research environment, as amended.

1.62    “ICH” means the International Conference on Harmonisation.

1.63    “I-MAB Indemnitees” has the meaning set forth in Section 12.2.

1.64    “I-MAB Licensed Know-How” means all Know-How (excluding any Patent) Controlled by I-MAB as of the Effective Date or at any time during the Term that is: (a) related to the Product (including MGA012 as a component of a Combination Regimen); and (b) incorporated or used by I-MAB in connection with the Development or Commercialization of the Product and MGA012 as a component of a Combination Regimen in the Territory; and (c) necessary or reasonably useful for MacroGenics to exercise the rights licensed to or retained by it under this Agreement or perform its obligations under this Agreement. The term I-MAB Licensed Know- How shall also be deemed to include I-MAB’s interest in any Know-How jointly owned pursuant to Section 13.1(c).

1.65    “I-MAB Licensed Patents” means any and all Patents Controlled by I-MAB as of the Effective Date or at any time during the Term that: (a) are related to any data, result or invention conceived, created or reduced to practice in the course of conducting the Collaboration solely by or on behalf of I-MAB specifically in relation to the Product or Combination Regimen (including in relation to MGA012 as a component of a Combination Regimen) and (b) I-MAB’s interest in any Patent jointly owned pursuant to Section 13.1(c).

1.66    “I-MAB Outside Cost Share” means, subject to the information sharing requirement set forth in Section 2.1(b)(vii), twenty percent (20%) of all Outside Development Costs incurred after the Effective Date and related to (i) activities supporting a MacroGenics Global Clinical Trial in which I-MAB participates, (ii) process characterization (PC) and process validation (PV) for material that is intended to be incorporated into Clinical Trials conducted in the Territory, or (iii) companion diagnostic development and validation for Indications that are being studied in the Territory.

1.67    “I-MAB Product-Specific Patents” has the meaning set forth in Section 13.2(b)(i).

1.68    “Improvement Plan” has the meaning set forth in Section 4.4(c)(i).

1.69    “Incyte Agreement” means that certain Global Collaboration and License Agreement between MacroGenics and Incyte Corporation effective as of October 24, 2017 as may be amended or restated from time to time.

1.70    “IND” means an Investigational New Drug application, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.71    “Indemnifying Party” means the Party that is obligated to indemnify the Indemnitee under Section 12.

1.72    “Indemnitee” means either the I-MAB Indemnitee or the MacroGenics Indemnitee, as applicable.

1.73    “Independent Ethics Committee” or “IEC” means an independent body (a review board or a committee, institutional, regional, national, or supranational), constituted of medical professionals and non-medical members, whose responsibility it is to ensure the protection of the rights, safety and well-being of human subjects involved in a trial and to provide public assurance of that protection, by, among other things, reviewing and approving / providing favorable opinion on, the trial protocol, the suitability of the investigator(s), facilities, and the methods and material to be used in obtaining and documenting informed consent of the trial subjects. The legal status, composition, function, operations and regulatory requirements pertaining to IEC may differ among countries, but should allow the Independent Ethics Committee to act in agreement with GCP as described in this guideline.

1.74    “Indication” means a discrete clinically recognized form of a disease, [***]. For the sake of clarity, treatment of different subpopulations within a population of patients having a disease shall not be treated as a separate Indication based on different lines of treatment (e.g., front-line treatment vs. second-line treatment).

1.75    “Investigational Review Board” or “IRB” means in accordance with 45 C.F.R. 46, Protection of Human Subjects (Revised November 13, 2001) and 21 C.F.R. 45, Subpart C, IRB Functions and Operations, (as amended June 18, 1991 and other applicable regulations), an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the subjects involved in a clinical trial. It may also be referred to as an IEC in accordance with ICH E6, Section 1.27.

1.76    “Involved Party” has the meaning set forth in Section 16.2.

1.77    “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.1(h)(ii)(1).

1.78    “Joint Development Committee” or “JDC” has the meaning set forth in Section 2.1(h)(i)(1).

1.79    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1(a).

1.80    “Jointly Owned IP” has the meaning set forth in Section 13.1(c).

1.81    “Jointly Owned Patents” has the meaning set forth in Section 13.2(b)(i).

1.82    “Know-How” means (a) any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability and safety data, assays, studies and procedures, and manufacturing process and development information, results and data, and investigator brochures, all reports, statistical analyses, expert opinions and any other data and information, and (b) any proprietary biological, chemical or physical materials.

1.83    “Licensed Component” has the meaning set forth in Section 1.19.

1.84    “Licensing Transaction” has the meaning set forth in Section 10.3(d)(ii)(C).

1.85    [***] means that certain License Agreement by and between [***] and MacroGenics, Inc. effective as of [***] as may be amended or restated from time to time.

1.86    “Losses” has the meaning set forth in Section 12.1.

1.87    “MacroGenics Global Clinical Trial” means a global Phase III Clinical Trial for the Product undertaken, by MacroGenics or its Affiliates or permitted assigns or licensees which includes one or more investigator sites within and outside the Territory.

1.88    “MacroGenics Indemnitee” has the meaning set forth in Section 12.1.

1.89    “MacroGenics Licensed Know-How” means the Know-How (excluding any Patents) that is Controlled by MacroGenics as of the Effective Date or at any time during the Term, that is: (a) related to the Product, including in the Combination Regimen that includes MGA012 (but not MGA012 itself) and (b) necessary or reasonably useful for I-MAB to exercise the rights licensed to it pursuant to this Agreement or to perform its obligations under this Agreement with respect to the Territory. “MacroGenics Licensed Know-How” shall specifically exclude any Know-How licensed by MacroGenics under the [***].

1.90    “MacroGenics Licensed Patents” means the Patents in the Territory Controlled by MacroGenics as of the Effective Date or at any time during the Term that: (a) claim the composition of matter of the Product, including in the Combination Regimen that includes [***] (b) would be infringed by Developing or Commercializing Enoblituzumab or any Product, including as a component of the Combination Regimen (but not the Development or Commercialization [***]) but for the license granted hereunder, (c) would be infringed by use of [***] in a Combination Regimen but for the license granted hereunder, or (d) are otherwise necessary or reasonably useful for I-MAB to Develop and Commercialize the Product in accordance with this Agreement, including as a component of the Combination Regimen (but not the Development or Commercialization [***]). The MacroGenics Licensed Patents existing as of the Effective Date are listed in Exhibit A attached hereto. “MacroGenics Licensed Patents” shall include MacroGenics’ interest in any Patents deemed jointly owned pursuant to Section 13.1(c), but shall specifically exclude any Patents licensed by MacroGenics under the [***].

1.91    “MacroGenics Licensed Technology” means the MacroGenics Licensed Patents and the MacroGenics Licensed Know-How.

1.92    “MacroGenics Licensed Trademarks” means any and all Trademarks Controlled by MacroGenics as of the Effective Date or at any time during the Term, (i) that are registered for or apply to a Product; and (ii) as otherwise listed on Exhibit B.

1.93    “MacroGenics Outside Cost Share” has the meaning set forth in Section 3.5(b).

1.94    “MacroGenics Third Party Agreement” means each of (i) the [***], (ii) the Incyte Agreement, and (iii) such other license agreements between MacroGenics and its Third Party licensor pursuant to which MacroGenics in-licenses intellectual property from such Third Party that is included within the MacroGenics Licensed Technology and identified as such in writing by MacroGenics to I-MAB (collectively referred to as the “MacroGenics Third Party Agreements”).

1.95    “MacroGenics Product-Specific Patent” means each MacroGenics Licensed Patent that solely and exclusively Covers (i.e., that does not also Cover the composition of matter of, or the method of using, any other product): (a) the [***], or (b) the [***], in each case ((a) and (b)) in the Territory, but excluding all MacroGenics Licensed Patents that Cover MGA012 (including its use), in whole or in part, (including as a component of a Combination Regimen).

1.96    “Major Safety Issue” means, with respect to a Product, any of the following: (a) an [***] of a Product, or receipt or generation by a Party of any [***] or other data, indicating or signaling, as measured by [***] and methodology customarily used by a majority of clinicians conducting studies on similar products in the applicable region (including Region) or country (including Country), that such Product has or would have serious enough risks for medical applications in humans to require a [***]; or (b) any notice, information or correspondence received by a Party from a Regulatory Authority, or any action taken by a Regulatory Authority, in each case, indicates that [***] or, if [***], the [***] therefor would [***], or causes the [***] or, if [***], to be [***].

1.97    “Manufacture” or “Manufacturing” means all operations involved in the manufacturing (including process development, process characterization (PC) and process validation (PV)), quality assurance and quality control testing (including test method development and in-process, release and stability testing, if applicable), storage, releasing, packaging and importation of the Product or MGA012 to supply the Product or MGA012 for Development of the Product under the Global Development Plan and the Territory Specific Development Plan and Commercialization under the Commercialization Plan. For purposes of clarification “Manufacturing” is not included in Development or Commercialization.

1.98    “MGA012” means the anti-PD-1 Antibody coded as “MGA012”, as further described in [***].

1.99    “MGA012 Commercial Forecasts” has the meaning set forth in Section 5.1(a).

1.100    “Milestone Payment” has the meaning set forth in Section 7.2(a).

1.101    “Net Sales” means the gross amount invoiced for the Product sold by I-MAB or its Related Parties, in the Territory initially and directly to Third Parties which are not Related Parties after deducting, if not previously deducted, from the amount invoiced, the following, in each case to the extent included in the gross invoice price:

(a)    reasonable trade, quantity and cash discounts and rebates (including wholesaler inventory management fees), chargebacks, and retroactive price reductions or allowances actually allowed or granted from the billed amount;

(b)    credits or allowances actually granted upon claims, rejections or returns of such sales of the Product, including recalls and amounts credited or repaid because of retroactive price reductions specifically identifiable to the Product;

(c)    taxes imposed on the production, sale, import, delivery or use of the Product (including sales, use, excise or value added taxes but excluding income taxes), duties or other governmental charges (including charges for product testing required for importation) levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; and

(d)    costs incurred for importing (including transportation, freight and insurance, and warehousing in the Territory);

(e)    rebates or discounts on sales of Products given to health insurance and other types of payers in any given country of the Territory due to specific agreement (“claw-back” type of agreements) with respect to the Products; and

(f)    the actual amount of any write-offs for bad debt in accordance with standard practices for writing off uncollectible amounts consistently applied; provided with respect to such write-off that (i) any deduction taken pursuant to this Section 1.101(f) may not exceed [***] ([***]%) of Net Sales in any given Calendar Quarter and (ii) an amount subsequently recovered or reversed with respect to such write-off will be treated as Net Sales in the quarter in which it is recovered or reversed.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(f) above, such item may not be deducted more than once.

Such amounts shall be determined from the books and records of I-MAB or its Related Party, maintained in accordance with International Financial Reporting Standards (IFRS) or such similar accounting principles, consistently applied. I-MAB further agrees, in determining such amounts, it shall use I-MAB’s then-current standard procedures and methodology. Notwithstanding the foregoing, any conversion of foreign currency sales into U.S. Dollars will be made at the conversion rate existing in the United States [***]. Without limiting the generality of the foregoing, non-invoiced transfers or dispositions of Product for charitable, compassionate use, promotional (including samples, in amounts reasonably customary in the industry), non-clinical, clinical, or regulatory purposes shall be excluded from Net Sales, as will sales or transfers of Product among a Party and its Related Parties unless such Party or Related Party is the end user of such Product, but rather the Net Sales shall be deemed to have arisen upon the subsequent sale or transfer of Product to Third Parties.

If I-MAB or any of its Related Parties sells a Product as a Licensed Component of a Combination Product in the Territory in any Calendar Quarter, then Net Sales shall be calculated by multiplying the Net Sales of the Combination Product during such Calendar Quarter by the fraction A/(A+B), where A is the average Net Sales per unit sold of the Licensed Component when sold separately in the Territory during such Calendar Year (calculated by determining the Net Sales of the Licensed Component during such Calendar Quarter in accordance with the definition of Net Sales set forth herein and dividing such Net Sales by the number of units of the Licensed Component during such Calendar Quarter) and B is the average Net Sales per unit sold of the Other Component(s) included in the Combination Product when sold separately during such Calendar Quarter (calculated by determining the Net Sales of such Other Component(s) sold during such Calendar Quarter by applying the definition of Net Sales set forth herein as if it applied to sales of such Other Component(s) and dividing such Net Sales by the number of units of such Other Component(s) sold during such Calendar Quarter).

For purposes of calculating the average Net Sales per unit sold of a Licensed Component and Other Component(s) of a Combination Product, any of the deductions described herein that apply to such Combination Product shall be allocated among sales of the Licensed Component and sales of the Other Component(s) included in such Combination Product as follows: (i) deductions that are attributable solely to the Licensed Component or one of the Other Component(s) shall be allocated solely to Net Sales of the Licensed Component or such Other Component, as applicable, and (ii) all other deductions shall be allocated among sales of the Licensed Component and sales of the Other Component(s) in proportion to I-MAB ’s and MacroGenics’ mutual agreement of the fair market value of the Licensed Component and the Other Component(s).

In the event that no separate sales of the Licensed Component or any Other Component(s) included in a Combination Product are made by I-MAB or its Related Parties, during a Calendar Quarter in which such Combination Product is sold, the average Net Sales per unit sold in the above described equation shall be replaced with I-MAB ’s and MacroGenics’ mutual agreement of the fair market value of the Licensed Component and each of the Other Component(s) included in such Combination Product.

1.102    “NDA” has the meaning set forth in Section 1.8.

1.103    “Noninvolved Party” has the meaning set forth in Section 16.2.

1.104    “Other Component” has the meaning set forth in Section 1.19.

1.105    “Outside Development Costs” means all [***] and [***] and Development Costs incurred after the Effective Date by or on behalf of I-MAB, MacroGenics or a Related Party outside the Territory in connection with the conduct of the Development Plan for activities that support the Development of the Product for the Territory including companion [***].

1.106    “Party Representatives” has the meaning set forth in Section 4.4.

1.107    “Patent Prosecution” means the responsibility for (a) preparing, filing, prosecuting, and pursuing registration of, applications (of all types) for any Patent (b) for maintaining any Patent, and (c) for managing any interference or opposition proceeding relating to the foregoing.

1.108    “Patent(s)” means (a) all patents and patent applications in any country (including Country), region (including Region) or supranational jurisdiction and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications.

1.109    “Permitted Subcontractors” has the meaning set forth in Section 3.6.

1.110    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.111    “Phase I Clinical Trial” means a human clinical trial, or the relevant portion of such trial, of a product in patients in any country (including Country or Region) in accordance with GCP that generally provides for the first introduction into humans of a product and is intended to determine safety, metabolism and pharmacokinetic properties and clinical pharmacology of a product in health patients, or that would otherwise satisfy the requirements of Applicable Laws and Regulations for such country in which such human clinical trial is conducted, such as 21 C.F.R. § 312.21(a), relating to human clinical trials conducted in the United States, or any successor regulation thereto or foreign equivalents.

1.112    “Phase II Clinical Trial” means a human clinical trial, or the relevant portion of such trial, conducted in patients with a product, in accordance with GCP and intended to demonstrate efficacy and a level of safety in the particular Indication tested, as well as to obtain a preliminary Indication of the unit or daily dosage regimen required, or that would otherwise satisfy the requirements of Applicable Laws and Regulations of the country (including Country or Region) in which such human clinical trial is conducted, such as 21 C.F.R. § 312.21(b), relating to human clinical trials conducted in the United States, or any successor regulation thereto or foreign equivalents.

1.113    “Phase III Clinical Trial” means a human clinical trial, or the relevant portion of such trial, in any country that is conducted in accordance with GCP and the results of which are intended to be used as a pivotal study to establish both safety and efficacy of a product as a basis for a BLA submitted to the FDA, CFDA or the appropriate Regulatory Authority of such other country (including Country or Region), or that would otherwise satisfy the requirements of 21

C.F.R. § 312.21(c), or any successor regulation thereto or foreign equivalents.

1.114    “Phase IV Clinical Trial” means a human clinical trial conducted after the Regulatory Approval of a Product in a country (including Country or Region), which trial is conducted (a) voluntarily to enhance scientific knowledge of such Product (e.g., for expansion of product labeling or dose optimization); or (b) conducted due to a request by or a requirement of a Regulatory Authority of a country (including Country or Region).

1.115    “PHS Act” has the meaning set forth in Section 1.13.

1.116    “PRC” means the People’s Republic of China, which for purposes of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

1.117    “Product” means a product that incorporates a biopharmaceutical form of Enoblituzumab as an active ingredient, including as part of a Combination Regimen.

1.118    “Product Brand” has the meaning set forth in Section 4.2.

1.119    “Region” means individually and collectively Hong Kong Special Administrative Region, and Macau Special Administrative Region.

1.120    “Registration Trial” means the first Clinical Trial which is designed to secure Regulatory Approval for the Product in a Country or Region in the Territory.

1.121    “Regulatory Approval” means a BLA approval from the relevant Regulatory Authority in a region (including Region) or country (including Country) to market and sell a product in such region or country.

1.122    “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of Clinical Trials or the manufacturing, marketing, reimbursement or pricing, as applicable, of a Product, including in the United States, the FDA and in the PRC, the CFDA, and any successor governmental authority having substantially the same function.

1.123    “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including CTAs, INDs, BLAs, NDAs, and Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Product.

1.124    “Related Party” means, with respect to a Party, its Affiliates and Sublicensees.

1.125    “Requesting Party” has the meaning set forth in Section 8.2(a).

1.126    “Required Clinical Trials” has the meaning set forth in Section 3.1(a).

1.127    “Required License” has the meaning set forth in Section 7.4.

1.128    “Royalty Term” means, with respect to sales of a Product in the Territory, on a Country-by-Country and Region-by-Region basis, the time period beginning on the First Commercial Sale of such Product in the Territory and expiring on the latest of the following dates:

(a)    the [***] anniversary of the date of First Commercial Sale of the Product in such Country or Region;

(b)    the expiration in the Territory of the last-to-expire MacroGenics Licensed Patent having a Valid Claim covering the composition, Manufacture, use, method of treatment, sale or import of the Product in such Country or Region; or

(c)    the expiration of the latest Data Exclusivity Period for the Product in such Country or Region.

1.129    “Safety Management Plan” or “SMP” has the meaning set forth in Section 6.5.

1.130    “SAIC” has the meaning set forth in Section 14.3.

1.131    “SAIC Rules” has the meaning set forth in Section 14.3.

1.132    “Site Regulatory Package” or “SRP” means a set of investigational site-specific regulatory documents requiring review and approval by the JSC. The SRP typically consists of the following documents: Form FDA 1572 (or an equivalent document used in a region (including Region) or country (including Country) in the Territory that identifies any relationships that pose a potential conflict of interest for an investigator or other person whose responsibilities are critical to conduct of a clinical trial), principal investigator curriculum vitae, signed protocol signature page, site-specific informed consent or informed assent forms (back-translated into English if the local language is other than English), investigator brochure, clinical trial agreement, clinical trial approval, IRB/IEC approval, study site qualification documents, privacy requirements (e.g., HIPAA), IRB/IEC membership, and other country (including Country)-specific or region (including Region)-specific requirements.

1.133    “Study Material(s)” means the Product and MGA012 Manufactured in accordance with the specifications as adopted by MacroGenics and laws, rules and regulations of the United States and in the Territory (a) for preclinical activities, and (b) for administration to subjects in Clinical Trials.

1.134    “Sublicensee” means a Third Party that is granted a sublicense under the licenses granted to a Party under this Agreement, as permitted under this Agreement.

1.135    “Term” has the meaning set forth in Section 15.1.

1.136    “Territory” means the PRC, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.

1.137    “Territory Development Costs” has the meaning set forth in Section 3.5(a).

1.138    “Territory Specific Development Plan” means the written plan for Development of the Product in the Field in the Territory attached to this Agreement as Exhibit D that is primarily intended to support Regulatory Approval of the Product in the Territory (and, for clarity, not outside the Territory) and not otherwise included within the Global Development Plan.

1.139    “Territory Specific Regulatory Submissions” has the meaning set forth in Section 6.3.

1.140    “Territory Subjects Enrolled” means that portion of the Total Subjects Enrolled recruited directly by I-MAB (as a direct result of I-MAB’s Development efforts) in the Territory for the applicable Clinical Trial.

1.141    “Third Party” means an entity other than (a) I-MAB and its Affiliates, and (b) MacroGenics and its Affiliates.

1.142    “Total Subjects Enrolled” means, with respect to a given Clinical Trial, the total number of study subjects enrolled in such Clinical Trial worldwide.

1.143    “Trademark Prosecution” means the responsibility for (a) preparing, filing, and seeking registration of, trademark applications (of all types) for any Trademark, (b) for maintaining any Trademark, and (c) for managing any interference or opposition proceeding relating to the foregoing.

1.144    “Trademark(s)” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications throughout the world.

1.145    “Triggered Third Party Payment” means [***] payable by MacroGenics in each case pursuant to: (x) the MacroGenics Third Party Agreements in effect as of the Effective Date and (y) any additional MacroGenics Third Party Agreements identified by MacroGenics after the Effective Date that includes intellectual property that would otherwise prevent MacroGenics from fulfilling its obligations under this Agreement or from supplying the Product in the Territory, in each case ((x) and (y)) as a result of the Collaboration or the Parties’ activities under this Agreement with respect to the Development or Commercialization of the Product for the Territory, including the Development, Manufacture and supply (by or on behalf of MacroGenics or its designee), or Commercialization thereof.

1.146    “United States” or “U.S.” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

1.147    “U.S. Dollars” means United States Dollars, the lawful currency of the United States.

1.148    “Valid Claim” means a claim of: (a) an issued and unexpired Patent included within the MacroGenics Licensed Patents in a country (including Country or Region) which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a pending patent application that has been filed in good faith and that has not been cancelled, withdrawn, abandoned, finally rejected or expired without the possibility of appeal or refiling, provided that Valid Claim will exclude any such pending claim in an application that has not been granted within [***] following the earliest priority filing date for such application. For purposes of the definition of Valid Claim, “determination” means a determination with respect to a Patent that would prevent a Party from enforcing or continuing to enforce such Patent. To the extent that any Patent is issued, restored or otherwise deemed valid and enforceable, then it once again shall be considered a Valid Claim as from the date of such issuance, restoration or determination.

2.	GOVERNANCE

2.1	Joint Steering Committee

(a)    Membership. The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or “JSC”), to coordinate and oversee activities on which the Parties collaborate under this Agreement. The JSC shall consist of [***] representatives from each Party. [***] shall designate one (1) of its representatives as the initial chairperson of the JSC. Thereafter, the role of chairperson shall alternate between MacroGenics and I-MAB representatives on a yearly basis. Each Party may replace its appointed JSC representatives at any time upon reasonable written notice to the other Party. The initial representatives and chair of the JSC shall be established within [***] after the Effective Date. The chair shall have the responsibility to call meetings, circulate meeting agendas at least [***] prior to each regular JSC meeting, draft minutes for each JSC meeting and circulate such minutes for both Parties’ written approval. The chair shall have no other authority or special voting power.

(b)    Responsibilities. The responsibilities of the JSC shall be:

(i)    to provide a vehicle by which the Parties may share information regarding the overall strategy for the Collaboration;

(ii)    to review, discuss and approve each of the Global Development Plan (with respect to the regulatory activities, non-clinical and clinical Development activities under the Global Development Plan that are to be conducted in the Territory), the Territory Specific Development Plan, the Commercialization Plan and any updates or amendments thereto and to share the progress of activities under each applicable plan on a [***];

(iii)    to facilitate the exchange of information between the Parties with respect to the activities hereunder and to establish procedures for the efficient sharing of information necessary for the Parties to fulfill their respective responsibilities with respect to the Collaboration;

(iv)    to share and discuss the data generated by or on behalf of the Parties in the course of performance towards the goals set forth in the Global Development Plan, the Territory Specific Development Plan and the Commercialization Plan, respectively;

(v)    to coordinate Development and Commercialization strategies, allocate resources and set timelines, in each case to facilitate the activities under the Global Development Plan, the Territory Specific Development Plan and the Commercialization Plan, respectively;

(vi)    to review proposed Clinical Trial sites in the Territory;

(vii)    to provide information on Outside Development Cost projections or Global Clinical Trial cost projections, when such projections have been reasonably requested by a Party and when such projections are reasonably available;

(viii)    to review and approve [***];

(ix)    to review and approve proposed protocols for any Clinical Trial related to the Territory Specific Development Plan prior to the submission to any Regulatory Authority;

(x)    to establish an overall regulatory strategy for the Product in the Territory that is consistent with and complements the worldwide regulatory strategy being implemented by MacroGenics for the Product;

(xi)    to establish such subcommittees (including the JDC and JCC), as are agreed upon in writing by the Parties, to oversee the activities of subcommittees (including the JDC and JCC) created under this Agreement, and to seek to resolve any issues that such subcommittees cannot resolve;

(xii)    to approve any CRO or Depot Subcontractor proposed to be engaged by I-MAB to support or facilitate any Clinical Trial activities within the Territory;

(xiii)    to establish an overall strategy for the filing, prosecution and maintenance of MacroGenics Licensed Patents, MacroGenics Licensed Trademarks and I-MAB Licensed Patents in the Territory and Patent and Trademark term extensions; and

(xiv)    to perform such other functions as expressly set forth in this Agreement or as appropriate to further the purposes of this Agreement, as determined by the Parties.

(c)    Decision-Making. The JSC shall make decisions [***], with each Party’s representatives collectively having [***] and at least [***] representative from each Party present.

(d)    Deadlocks; Final Decision-Making Authority. In the event the JSC cannot reach an agreement regarding any matter within the JSC’s authority for a period of [***] (a “Deadlock”), then either Party may elect to submit such issue to the Parties’ Executive Officers, and if a Party makes an election to refer a matter to the Executive Officers, the Executive Officers shall use good faith efforts to resolve promptly such matter, which good faith efforts shall include [***] Executive Officers within [***] after the submission of such matter to them. If the Executive Officers are unable to reach consensus on any such matter within [***] after its submission to them, the Deadlock shall be resolved in accordance with the provisions of this Section 2.1(d):

(i)    Except for [***] set forth in [***] shall have the [***], including regarding:

(1)    Manufacturing of Product and MGA012 (including with respect to aspects of Development, Regulatory Approval and Commercialization of the Product and MGA012 related to the Manufacture thereof);

(2)    global Development of the Product or MGA012, including the conduct of all MacroGenics Global Clinical Trials;

(3)    global Commercialization of the Product or MGA012; and

(4)    protocols for any MacroGenics Global Clinical Trial of a Product to be conducted by I-MAB and protocols for any Clinical Trial conducted by I-MAB that includes MGA012.

(ii)    [***] shall have the [***] on all [***] pertaining solely and specifically to (A) the [***] specifically and exclusively for the Territory, provided that this [***] to (1) [***] or (2) [***] or (B) execution of [***] (consistent with the [***] for such Product in accordance with Section 4.1) of the Product in the Field for the Territory conducted by I-MAB and its Related Parties hereunder, including [***] (other than the matters described in sub-clause (i) above), except where MacroGenics considers in [***] that the conduct of the [***] the clinical or regulatory program or Commercialization of the Product or MGA012 outside the Territory.

All disputes that are not subject to the decision-making authority of the Parties under Section 2.1(d)(i) and 2.1(d)(ii), shall be subject to binding arbitration in accordance with Section 14. No exercise of a Party’s decision-making authority on any such matters may, without the other Party’s prior written consent, unilaterally (a) make a determination as to whether a particular milestone or other criteria has been achieved or that any if its obligations under this Agreement has been fulfilled, (b) override, amend or add to such Party’s consent or approval rights or otherwise expand or reduce such Party’s obligations set forth under this Agreement, (c) impose any requirements that the other Party take or decline to take any action that would result in a violation of Applicable Laws and Regulations or any agreement with any Third Party (including any MacroGenics Third Party Agreements) or the infringement of intellectual property rights of any Third Party, (d) make a decision that is expressly stated in this Agreement to require the consent or approval of the other Party, or (e) otherwise conflict with this Agreement.

(e)    JSC Meetings. JSC meetings shall be held [***], or on any other schedule mutually agreed by the Parties. With the consent of the representatives of each Party serving on the JSC, other representatives of each Party may attend meetings as non-voting observers (provided such non-voting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JSC meeting may be held either in person or by audio, video or internet teleconference with the consent of each Party. Meetings of the JSC shall be effective only if at least [***] representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings. The Parties shall alternate hosting the in-person meeting, and the Party hosting is responsible for preparing and circulating the minutes of the JSC meetings.

(f)    Duration of JSC. The JSC shall continue to exist until the first to occur of

(a)    the Parties mutually agreeing in writing to disband the JSC or (b) termination of this Agreement in accordance with the terms hereof.

(g)    Limitations. The JSC shall have no authority other than that expressly set forth in this Section 2.1 and, specifically, shall have no authority (a) to amend or interpret this Agreement, or (b) to determine whether or not a breach of this Agreement has occurred.

(h)    Subcommittees. Each Subcommittee (including the JDC and JCC) shall be composed of [***]. Each Party may replace its subcommittee representatives upon written notice to the other Party. All decisions of a Subcommittee shall be made by unanimous vote, with each Party’s representatives having one vote. In the event the Parties are unable to reach a unanimous vote with respect to a matter, such matter shall be referred to the JSC for resolution.

(i)    Joint Development Committee.

(1)    General. Within [***] of the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”) (1) to oversee the day-to-day Development of the Product and Combination Regimen and the execution of the Global Development Plan and the Territory Specific Development Plan, (2) to oversee the progress of Regulatory Approvals and Regulatory Submissions for the Product and Combination Regimen, (3) to share information regarding Clinical Trials in the Territory (including Clinical Data), and (4) such other Development related activities delegated to it by the JSC. Each Party shall appoint [***] to the JDC, each of whom shall be an officer or employee of the applicable Party having sufficient knowledge regarding Development of the Product.

(2)    Meetings. For so long as a Party is planning or conducting a Clinical Trial for a Product in the Territory, the JDC shall meet at least [***]. The Parties shall endeavor to schedule meetings of the JDC at least [***] in advance.

(ii)    Joint Commercialization Committee.

(1)    General. Within [***] after initiating the Registration Trial, the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or the “JCC”) to oversee and coordinate (1) the day- to-day Commercialization of the Product in the Territory and the execution of the Commercialization Plan, including review of branding, marketing strategy, Product positioning, pricing and reimbursement strategy (to the extent legally permissible), (2) the progress of Commercialization activities for the Product, and (3) such other Commercialization related activities delegated to it by the JSC. Each Party shall appoint [***] to the JCC, each of whom shall be an officer or employee of the applicable Party having sufficient knowledge regarding Commercialization of the Product.

(2)    Meetings. While the Parties are Commercializing the Product in the Territory, the JCC shall meet at least [***]. The Parties shall endeavor to schedule meetings of the JCC at least [***].

3.	DEVELOPMENT

3.1    I-MAB Responsibilities. I-MAB shall use Commercially Reasonable Efforts to Develop the Product in the Territory in accordance with this Agreement. Without limiting the foregoing, I-MAB shall Develop the Product in the Territory in accordance with the Global Development Plan and Territory Specific Development Plan, as set forth below, with the goal of achieving Regulatory Approval for the marketing of the Product in the Territory. I-MAB shall use [***] those set forth in the Global Development Plan, or that are otherwise acceptable to MacroGenics. I-MAB shall conduct all activities assigned to I-MAB by the JSC in the Global Development Plan, and will lead the activities in the Territory Specific Development Plan. I-MAB [***] (in accordance herewith) unless (i) such other [***], (ii) the Regulatory Authorities [***] as anticipated in the Territory Specific Development Plan without (A) resulting in a [***] that is reasonably anticipated to be [***], relative to the [***] or (B) requiring a [***] that is reasonably likely to require a [***] above the [***], and (iii) such other [***] is either [***] that is mutually acceptable to both Parties.

(a)    I-MAB ’s responsibilities shall include (i) conducting all Clinical Studies (other than MacroGenics Global Clinical Trials) required for Regulatory Approval of the Product in the Territory under the Territory Specific Development Plan and the Global Development Plan (subject to MacroGenics’ right under Section 3.6 to select Permitted Subcontractors to conduct activities under the Global Development Plan); (ii) participating in either the Phase 3 portion of the proposed Clinical Trial [***] or another mutually acceptable MacroGenics Global Clinical Trial of a Combination Regimen; (iii) completing [***] Phase II Clinical Trials or Phase III Clinical Trials of the Product in the Territory focused on other [***] (e.g., [***] and [***]) (such trials, the “Required Clinical Trials”); (iv) the submission of all CTAs in the Territory; (v) interaction with the Regulatory Authorities in the Territory; (vi) translation of necessary documents required for Regulatory Approval in the Territory; (vii) recruiting, qualifying and establishing Clinical Trial sites for the Territory, including the preparation, collection, review, approval and translation of all Site Regulatory Packages required to authorize shipment of Study

Materials to all participating clinical trial sites in the Territory, monitoring of all Clinical Trial sites in the Territory; and (viii) providing reasonable assistance to MacroGenics (at MacroGenics’ cost) with submissions to and interactions with the FDA and other Regulatory Authorities outside of the Territory; provided, however, that with respect to the provision of data, information and materials, such obligation to assist shall not require I-MAB to generate any data not within its possession or control;

(b)    I-MAB shall use Commercially Reasonable Efforts to initiate (where [***] of [***]) (i) the [***] (e.g., for the treatment of [***] using the Product [***]) within [***] after the Effective Date and (ii) the [***] (e.g., for the [***]) within [***] after the Effective Date, provided, however that, with the prior consent of MacroGenics (such consent shall not be unreasonably withheld, conditioned or delayed), such timeframes shall be extended for so long as reasonably necessary for I-MAB to (i) address information or other requests from Regulatory Authorities in the Territory or (ii) ensure the availability of enough Product to conduct such Clinical Trial.

(c)    I-MAB shall support other additional Development activities responsive to unique regulatory or commercial requirements in the Territory.

3.2    Development Plans. The Development of the Product in the Territory under this Agreement shall be governed by the Global Development Plan and Territory Specific Development Plan, which may be revised from time to time in accordance with this Section 3.2. During the Term, the Global Development Plan and Territory Specific Development Plan shall contain in reasonable detail the major Development and regulatory activities conducted by or on behalf of I-MAB (or its Affiliates or Sublicensees), including those necessary to (i) gain Regulatory Approval [***] and (ii) the timelines for achieving such activities until such Regulatory Approval in each Country or Region in the Territory has been obtained. In accordance with Section 2.1(b)(ii), the JDC shall review and submit to the JSC for approval, and the JSC shall review and approve the Global Development Plan and the Territory Specific Development Plan and any updates or amendments to the Global Development Plan and Territory Specific Development Plan. The initial Global Development Plan is attached hereto as Exhibit C and initial Territory Specific Development Plan is attached hereto as Exhibit D.

(a)    Review of Development. The JDC shall review the progress of the conduct of the Global Development Plan and Territory Specific Development Plan at each meeting of the JDC.

(b)    Review of the Global Development Plan and the Territory Specific Development Plan. On [***], the JDC shall review the Global Development Plan with respect to its conduct in the Territory and the Territory Specific Development Plan, each with respect to its respective progress, as appropriate, and shall recommend any amendment, and any changes (which for the Global Development Plan shall be limited to its conduct in the Territory) to such plans, which shall be submitted to and subject to the approval by the JSC. Once approved by the JSC, the Parties agree that any such updated Global Development Plan or Territory Specific Development Plan shall supersede and replace, as applicable, the then-current Global Development Plan and Territory Specific Development Plan with respect to the Territory.

3.3    MacroGenics Responsibilities. As between the Parties, MacroGenics shall be responsible for (itself or through its Affiliates or licensees) Developing the Product outside of the Territory. Without limiting the foregoing, MacroGenics’ responsibilities shall include, either by itself or through its Affiliates or licensees, using Commercially Reasonable Efforts to conduct those Development activities assigned to MacroGenics under the MacroGenics Global Development Plan or the Territory Specific Development Plan.

(a)    MacroGenics agrees to use Commercially Reasonable Efforts to (i) cooperate in all material respects and be actively involved with I-MAB in such efforts and to provide reasonable assistance to I-MAB with submissions (including an [***]) to and interactions with the CFDA and other Regulatory Authorities and (ii) conduct ancillary Development or Manufacturing activities and provide reasonable access to related information necessary to obtain Regulatory Approval for the Product in the Territory including those listed in Exhibit E, at I-MAB’s reasonable request and at I-MAB’s cost and expense (including FTE Costs and out of pocket costs). Notwithstanding the reimbursement provisions under Section 3.3(b) and Section 3.5, I-MAB shall reimburse MacroGenics for [***] ([***]%) of MacroGenics’ FTE Costs and out-of-pocket expenses for conducting such activities [***] MacroGenics for such costs and expenses.

(b)    MacroGenics agrees to use Commercially Reasonable Efforts to [***] on a design and timeline mutually agreed upon by the Parties. I-MAB shall reimburse MacroGenics for [***] ([***]%) of MacroGenics’ out-of-pocket expenses for conducting such study [***] MacroGenics for such out-of-pocket expenses and shall be entitled to a one-time credit of [***] ([***]%) of the total amount of such reimbursement against the next Milestone Payment due to MacroGenics pursuant to Section 7.2(a).

(c)    MacroGenics shall use Commercially Reasonable Efforts to complete the [***] and to generate sufficient material to support the Territory Specific Development Plan on a timeline mutually agreed upon by the Parties.

3.4    Conduct of Development. I-MAB shall conduct the Development activities under the Territory Specific Development Plan and those Development activities allocated to I-MAB under the Global Development Plan and achieve the corresponding Development goals as described in the Global Development Plan and Territory Specific Development Plan, in compliance with: (a) the terms and conditions of this Agreement; (b) the Global Development Plan and Territory Specific Development Plan, as updated from time to time; (c) all applicable GLP, GCP and applicable cGMP requirements, including those specified by the ICH; and (d) all Applicable Laws and Regulations. MacroGenics shall conduct its activities under this Agreement in compliance with: (w) the terms and conditions of this Agreement; (x) the Global Development Plan, as updated from time to time; (y) all applicable GLP, GCP and applicable cGMP requirements, including those specified by the ICH; and (z) all Applicable Laws and Regulations.

3.5    Development Costs.

(a)    Territory Specific. I-MAB shall be responsible for all Development Costs incurred by I-MAB and all Development Costs incurred in the Territory by MacroGenics or a Related Party in connection with the conduct of the Global Development Plan, subject to Section 2.1(b)(vii), or Territory Specific Development Plan, including the applicable cost of the supply of Study Materials (the “Territory Development Costs”). Costs for the supply of Study Materials by or on behalf of MacroGenics to I-MAB are addressed in Section 5.1(b).

(b)    Outside Territory. I-MAB shall be responsible for the I-MAB Outside Cost Share, and, as between the Parties, MacroGenics shall be responsible for all Outside Development Costs other than the I-MAB Outside Cost Share (the “MacroGenics Outside Cost Share”).

(c)    Reconciliation/Reimbursement. Within [***] after [***] during which MacroGenics incurs any Outside Development Costs or Territory Development Costs, MacroGenics shall submit to a finance officer designated by MacroGenics and a finance officer designated by I-MAB (the “Finance Officers”) a report setting forth a good faith estimate of the Outside Development Costs and Territory Development Costs it incurred in [***]. Within [***] following the [***], MacroGenics shall update such report to reflect the final amount of Outside Development Costs and Territory Development Costs incurred by it in [***]. Such report shall specify in reasonable detail all such costs and shall include reasonably detailed supporting documentation, and, any additional documentation reasonably requested by I-MAB shall be promptly provided. [***] after receipt of such updated report, the Finance Officers shall confer and agree in writing on the amount of the reimbursement payment owed to MacroGenics by I-MAB, such that all Territory Development Costs and the I-MAB Outside Cost Share for [***] are borne [***] ([***]%) by I-MAB and the MacroGenics Outside Cost Share for [***] is borne [***] ([***]%) by MacroGenics. With respect to each such reimbursement payment owed to MacroGenics, I- MAB shall (or any of its Affiliates shall) submit such payment to MacroGenics (or any of its designated Affiliates) [***] after the end of [***] conferral period. In the event of any disagreement with respect to the calculation of any such payment under this Section 3.5(c), any undisputed portion of such payment shall be paid in accordance with the foregoing timetable specified in this Section 3.5(c), and the remaining, disputed portion shall be paid [***] on which the Parties, using good faith efforts, resolve the dispute. In addition, following the Effective Date, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books in a periodic timely manner. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating Territory Development Costs and Outside Development Costs, even if such costs or expense falls into more than one of the cost categories that comprise Territory Development Costs and Outside Development Costs.

3.6    Subcontractors. Each Party shall have the right to engage Third Party contractors to perform any portion of its obligations under this Agreement (each such subcontractor, a “Permitted Subcontractor”), provided, however, that (i) for any [***] shall solely have the right to select [***]; and (ii) each [***] to support or facilitate any Clinical Trial activities within the Territory must first be approved in writing by the JSC in order to be deemed a Permitted Subcontractor. MacroGenics’ JSC representatives shall not unreasonably withhold, condition or delay their approval in connection with the JSC’s consideration of any such CRO and Depot Subcontractor. Any such Permitted Subcontractor engaged by I-MAB hereunder shall be required to agree in writing to be bound by terms regarding maintaining the confidentiality of proprietary information that are no less stringent than those contained in this Agreement and regarding ownership of intellectual property that are consistent with those contained in this Agreement. Either Party’s use of Permitted Subcontractors shall not relieve it of any of its obligations pursuant to this Agreement.

3.7    Ownership of Clinical Data. To the extent permitted by Applicable Laws and Regulations, all Clinical Data generated or arising from any Territory-specific Clinical Trial conducted exclusively by or on behalf of I-MAB in the Territory (“Co-Owned Clinical Data”) shall be jointly owned by the Parties. Subject to any restrictions imposed by Applicable Laws and Regulations, each Party hereby assigns, transfers and conveys (and to the extent a present assignment is prohibited by Applicable Laws and Regulations, shall assign) to the other Party one- half (1/2) of its (and its Affiliates’ and Sublicensees’) right, title and interest in and to such Co- Owned Clinical Data so that I-MAB and MacroGenics will be equal joint owners of such Clinical Data. I-MAB shall provide a copy of all such Clinical Data to MacroGenics promptly following generation thereof, but in any event, on a schedule reasonably requested by MacroGenics. All Clinical Data generated or arising from any MacroGenics Global Clinical Trial shall be owned solely and exclusively by MacroGenics. In addition, if the Parties are not legally permitted, according to Applicable Laws and Regulations, to jointly own any Clinical Data that would otherwise constitute Co-Owned Clinical Data under this Section 3.7, then MacroGenics shall be sole and exclusive owner of such Clinical Data. I-MAB hereby assigns, transfers and conveys (and to the extent a present assignment is prohibited by Applicable Laws and Regulations, shall assign) to MacroGenics all of I-MAB’s (and its Affiliates’ and Sublicensees’) right, title and interest in and to all Clinical Data for which MacroGenics shall be the sole owner pursuant to this Section 3.7.

3.8    Information and Cooperation. In addition to the obligations under Section 3.7, each Party shall use Commercially Reasonable Efforts to reasonably cooperate with the other Party in relation to the work under this Agreement and keep the other Party informed of its Development and Commercialization (including promotional) activities reasonably related to the work under this Agreement, and shall provide to the other Party, as appropriate, regular summary updates. If reasonably necessary for a Party to perform its work under this Agreement or to exercise its rights under this Agreement, or in the case of MacroGenics, to further the Development, including clinical or regulatory programs, or Commercialization of the Product outside the Territory (or inside the Territory in connection with a MacroGenics Global Clinical Trial) or MGA012 inside or outside the Territory, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall promptly provide the requesting Party with information and data as is reasonably available and reasonably related to the work under this Agreement. Neither Party is required to generate additional data or prepare additional reports (except to the extent required to comply with safety reporting requirements under Applicable Laws and Regulations) to comply with the foregoing obligation. All such reports, information and data provided shall be subject to Section 10.1.

3.9    MacroGenics’ Development in Territory and MacroGenics Global Clinical Trials. Notwithstanding the foregoing, MacroGenics shall have the right to conduct non-clinical Development and clinical Development (solely in connection with MacroGenics Global Clinical Trials in the Field in the Territory) and with respect to such clinical Development, with I-MAB’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). MacroGenics shall solely control and be responsible for conducting such Development and, [***], all associated Development Costs incurred by MacroGenics in the conduct of such Development shall [***].

4.	COMMERCIALIZATION

4.1    Overview. I-MAB shall have full responsibility and authority (subject to Sections 2.1(c) and (d)) for all aspects of the Commercialization of the Product in the Territory at its sole expense, including developing and executing a plan for commercial launch, obtaining all required approvals from Regulatory Authorities for Commercialization (including reimbursement activities), marketing and promotion, booking sales and distribution and performance of related services, providing customer support, including handling medical queries, and performing other related functions. I-MAB shall use Commercially Reasonable Efforts to Commercialize the Product. I-MAB shall update MacroGenics regarding its Commercialization activities at regular meetings of the JSC as contemplated by Section 2.1(e). As between I-MAB and MacroGenics, I- MAB shall book all sales of the Product in the Territory, and shall have the sole right to determine all pricing of the Product in the Territory. I-MAB shall bear all of the costs and expenses incurred in connection with all such Commercialization activities in the Territory. I-MAB shall provide written notification to MacroGenics as to the occurrence of the First Commercial Sale in the Territory [***] after such occurrence. MacroGenics shall have full responsibility and authority for all aspects of the Commercialization of the Product outside the Territory at its sole expense, including obtaining all required approvals from Regulatory Authorities for Commercialization (including reimbursement activities), marketing and promotion, booking sales and distribution and performance of related services, providing customer support, including handling medical queries, and performing other related functions.

4.2    Product Labeling; Promotional Materials. I-MAB shall reasonably cooperate with MacroGenics and its designees to establish a global branding strategy for the Product worldwide. I-MAB shall Commercialize the Product in the Territory under the worldwide brand and consistent with the global branding strategy, in each case, specified by MacroGenics (the “Product Brand” and “Global Branding Strategy”, respectively), except to the extent such branding is not permitted by any applicable Regulatory Authority in the Territory, in which case MacroGenics shall specify an alternate Product Brand or adjustment to the Global Branding Strategy, as MacroGenics deems appropriate. Except for the depiction of trademarks, logos and other symbols that are intended to identify MacroGenics’ as a company or the manufacturer or owner of the Product or MGA012 and Incyte Corporation as the developer and/or seller of MGA012, I-MAB shall be responsible for designing and supplying the printable artworks of Product labeling in electronic version and promotional materials for the Product for the Territory. I-MAB shall be responsible for how and the manner in which the Product shall be presented and described in the Territory to the medical community in any promotional materials for the Product intended to be disseminated in the Territory, and the placement of the name and logos of I-MAB therein, in each case as permitted by Applicable Law and consistent with the Product Brand and labeling for the Product approved by the applicable Regulatory Authority, and consistent with the Global Branding Strategy.

4.3    Sales and Distribution

(a)    Orders and Sales. I-MAB shall be solely responsible for handling all returns, order processing, invoicing and collection, distribution, and inventory and receivables for the Product throughout the Territory. I-MAB shall have the right and sole responsibility for establishing and modifying the terms and conditions with respect to the sale of the Product in the Territory, including any terms and conditions relating to or affecting the price at which the Product shall be sold, discounts available to any Third Party payers (including managed care providers, indemnity plans, unions, self-insured entities, and government payer, insurance or contracting programs), any discount attributable to payments on receivables, distribution of the Product, and credits, price adjustments, or other discounts and allowances to be granted or refused; provided, however, that I-MAB shall act in good faith when doing the foregoing.

(b)    Pricing. I-MAB shall determine all pricing of the Product in the Territory, with the understanding that I-MAB shall also be solely responsible for preparing and implementing the reimbursement strategy for the Product in the Territory. MacroGenics shall, subject to any restrictions imposed under Applicable Laws and Regulations, use reasonable efforts to provide all the data deemed necessary by MacroGenics and within its possession or control so as to support any application by I-MAB for desired medical reimbursement rates in the Territory.

4.4    Compliance. Each Party shall comply with the terms of this Agreement and all Applicable Laws and Regulations relating to activities performed or to be performed by such Party(or its Affiliates, contractor(s) or Sublicensee(s)) under or in relation to the Commercialization of the Product pursuant to this Agreement. Notwithstanding the foregoing, each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants, and Permitted Subcontractors (together with each Party, the “Party Representatives”) that for the performance of its obligations hereunder:

(a)    The Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any Government Official in order to influence official action; (ii) any Person (whether or not a Government Official) (a) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“Acting Improperly”), (b) to reward such Person for Acting Improperly, or (c) where such Person would be Acting Improperly by receiving the money or other thing of value; (iii) any other Person while knowing or having reason to know that all or any portion of the money or other thing of value shall be paid, offered, promised or given to, or shall otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (iv) any Person to reward that Person for Acting Improperly or to induce that Person to Act Improperly.

(b)    The Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(c)    The Party Representatives shall comply with the Anti-Corruption Laws and shall not take any action that shall, or would reasonably be expected to, cause either Party (or its Affiliates) to be in violation of any such laws. In furtherance of the foregoing, each Party acknowledges and confirms the following:

(i)    Each Party has reviewed its internal programs in relation to the Anti- Corruption Laws and the ability of its Party Representatives to adhere to such laws in performance of its obligations hereunder in advance of the signing of this Agreement and warrants that it and its Party Representatives can and shall continue to comply with such Anti-Corruption Laws in performance of its obligations hereunder and further represents and warrants that should the other Party identify in writing to such Party any measures that should be reasonably taken to improve such Party’s and its Party Representatives’ compliance with such Anti-Corruption Laws for the performance of its obligations hereunder (the “Improvement Plan”), such Party shall use Commercially Reasonable Efforts to implement such Improvement Plan within an agreed reasonable timeframe (which shall in any event [***]) from the date the Improvement Plan is delivered to the receiving Party. In the absence of the full implementation by a Party of such Improvement Plan within [***], the other Party shall be entitled to terminate this Agreement, upon written notice to the non-implementing Party with immediate effect, to be relieved of any obligations, and to seek compensation from the non-implementing Party;

(ii)    To the best of each Party’s and its Affiliates’ knowledge after reasonable diligence, none of its Party Representatives that shall participate or support such Party’s performance of its obligations hereunder has, directly or indirectly, (x) paid, offered or promised to pay, or authorized the payment of any money; (y) given, offered or promised to give, or authorized the giving of anything else of value; or (z) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((x), (y) and (z)), in violation of the Anti- Corruption Laws during [***].

(iii)    To the best of each Party’s and its Affiliates’ knowledge, none of its intellectual property rights, technology, contracts, materials, or licenses or other assets that are the subject of this Agreement were procured in violation of any Anti-Corruption Laws.

(d)    Each Party, on behalf of itself and its Party Representatives, represents and warrants to the other Party that all information provided by such Party and its Party Representatives to the other Party in any anti-bribery and corruption due diligence checklist, similar due diligence process performed by the other Party or its Affiliates or inquiry by the other Party related to such Party’s or its Party Representatives’ compliance with Anti-Corruption Laws is true, complete and correct in all material respects at the date it was provided and that any material changes in circumstances relevant to the answers provided in such exercise shall be promptly disclosed to the other Party.

(e)    Each Party shall, to the extent permitted by the relevant government authority, promptly provide the other Party with written notice of the following events: (i) upon becoming aware of any actual, alleged or potential breach or violation by a Party or any of its Party Representative of any representation, warranty or undertaking set forth in this Section 4.4; or (ii) upon receiving a formal notification that it is the target of a formal investigation by a government authority for any violation of any Anti-Corruption Law or upon receipt of information from any of the Party Representatives that any of them is the target of a formal investigation by a government authority for a violation of any Anti-Corruption Law, in each case ((i) and (ii)), where such formal investigation is related to this Agreement.

(f)    For the Term and [***] following the expiration or earlier termination of the Agreement, each Party shall for the purpose of auditing and monitoring the performance of its compliance with this Agreement and particularly this Section 4.4 permit the other Party, its Affiliates, any auditors of any of them and any government authority to have reasonable access to any premises of the Party or other Party Representatives used in connection with this Agreement, together with a right to reasonably access personnel and records that relate to this Agreement (“Audit”). Each Party shall ensure that its Party Representatives shall provide all cooperation as reasonably requested by the other Party for the purposes of the Audit, with the understanding that the other Party shall be responsible for all costs and fees of any Audit and the other Party shall ensure that any auditor enters into a confidentiality agreement consistent with the confidentiality provisions in this Agreement in all material respects. Notwithstanding the foregoing, each Party’s obligations under this Section 4.4(f) with respect to its agents, representatives, consultants, and Permitted Subcontractors existing as of the Effective Date shall be subject to the contractual rights and obligations that such Party has in place with such Party Representatives, and with respect to agents, representatives, consultants, and Permitted Subcontractors engaged after the Effective Date, shall be subject to contractual rights and obligations that such Party negotiates with such future Party Representatives, provided that the applicable Party shall use Commercially Reasonable Efforts to negotiate contractual rights and obligations with such future Party Representative to allow compliance with this Section 4.4(f).

(g)    On the occurrence of any of the following events:

(i)    Either Party becomes aware, whether or not through an Audit, that the other Party (or any other Party Representative) is in breach or violation of any representation, warranty or undertaking in Section 4.4 or of the Anti-Corruption Laws; or

(ii)    Notification is received by a Party that a suspected or actual violation of an Anti-Corruption Law has occurred by the other Party or any Party Representative of the other Party;

the notified Party shall have the right, in addition to any other rights or remedies under this Agreement or to which the notified Party may be entitled in law or equity, to take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation by the notified Party or any of its Affiliates of the Anti-Corruption Laws, including by requiring that the other Party agrees to and uses Commercially Reasonable Efforts to implement any curative actions requested by the notified Party. In the event that the other Party refuses to agree to all of the curative actions requested by the notified Party (and provided that the notified Party has (x) provided the other Party with an explanation in reasonable detail as to why the notified Party considers such actions necessary, (y) given the other Party a reasonable opportunity to review and comment upon the proposed actions and to provide its view as to the necessity or usefulness of these to address the event concerned, and (z) considered such comments in good faith), the notified Party shall be entitled to terminate this Agreement with immediate effect. Any termination of this Agreement pursuant to this Section 4.4 shall be treated as a termination for breach by the other Party of this Agreement and the consequences of termination shall apply and additionally, subject to the accrued rights of the Parties prior to termination, the notified Party shall have no liability to the other Party for any fees, reimbursements or other compensation or for any loss, cost, claim or damage resulting, directly or indirectly, from such termination.

(h)    Each Party shall be responsible for any breach of any representation, warranty or undertaking in this Section 4.4 or of the Anti-Corruption Laws by any of its Party Representatives.

(i)    Each Party may disclose the terms of this Agreement or any action taken under this Section 4.4 to prevent a potential violation or continuing violation of applicable Anti- Corruption Laws, including the identity of the other Party and the payment terms, to any government authority if the Party determines, upon advice of counsel, that such disclosure is appropriate.

4.5    Commercialization Diligence

(a)    Prior to Submission of First BLA. [***] before the expected Completion of the Registration Trial, I-MAB shall submit the first Commercialization Plan to the JCC for review and submission to the JSC for review and approval. From time to time during the Term, I-MAB may submit amendments to the Commercialization Plan to the JCC for review and submission to the JSC for review and approval. I-MAB shall regularly report on its Commercialization activities at each meeting of the JSC. Such reports shall cover subject matter at a level of detail similar to that which I-MAB affords to its senior executives with respect to similar I-MAB products. All such plans and information shall be presented for discussion purposes, and I-MAB agrees to consider in good faith any comments or suggestions MacroGenics may make with respect to Commercialization of the Product.

(b)    Following Regulatory Approval. I-MAB shall use Commercially Reasonable Efforts to Commercialize the Product throughout the Territory after Regulatory Approval for the Product is obtained.

5.	MANUFACTURE AND SUPPLY

5.1    Supply of the Product

(a)    MacroGenics shall (i) be responsible for the Manufacture, either by itself or through one or more Third Parties selected by MacroGenics at its sole discretion, of (A) the Product and MGA012 required for the Clinical Trials described in the Global Development Plan and the Territory Specific Development Plan and (B) all commercial supplies of the Product required by I-MAB for the Commercialization of the Product in the Territory, [***], such Manufacture of the Product will be pursuant [***], in each case ((A) and (B)) using Commercially Reasonably Efforts and in accordance with this Section 5.1, except as the Parties may otherwise agree in writing and (ii) either (A) [***], in accordance with the terms and conditions of the [***] sufficient quantity based on demand, or (B) solely in the event that MacroGenics has control over the Manufacture and supply of MGA012 for the Territory, make supply of MGA012 available in a reasonably sufficient quantity based on demand, in each case ((A) and (B)) in the Territory for the Commercialization of the Combination Regimen in the Territory after the Regulatory Approval of such Combination Regimen in the Territory. Any Product or MGA012 supplied to I-MAB by MacroGenics shall be delivered to I-MAB in unlabeled vials for subsequent packaging and labeling by I-MAB, unless the Parties otherwise agree to a different delivery format. MacroGenics shall use Commercially Reasonable Efforts to fulfill under the Incyte Agreement the forecasts for MGA012 provided by I- MAB for use in clinical development and/or pursuant to the Commercial Supply Agreement (“MGA012 Commercial Forecasts”). In the event of a shortfall of MGA012, MacroGenics shall use the same efforts to fulfill a MGA012 Commercial Forecast under the Incyte Agreement as if MacroGenics was procuring MGA012 under the Incyte Agreement for use by itself or its other licensees or partners.

(b)    Supply Agreements. [***] after the Effective Date, the Parties shall negotiate and enter into a supply agreement governing (i) the clinical supply of the Product to I-MAB for its requirements of the Product for Development in the Territory and (ii) the clinical supply of MGA012 to I-MAB for its requirements to Develop MGA012 solely as a component of the Combination Regimen in the Territory (which supply agreement will be subject to the Incyte Agreement). [***] projected commercial launch date of a Product in any Country or Region in the Territory, the Parties shall negotiate and enter into a supply agreement (the “Commercial Supply Agreement”) governing (i) the commercial supply of the Product to I-MAB for its requirements of the Product for Commercialization in the Territory and (ii) the commercial supply of MGA012 to I-MAB for its requirements of MGA012 for Commercialization of a Combination Regimen in the Territory (which supply shall be subject to the Incyte Agreement), which Commercial Supply Agreement shall include pricing, payment, and delivery terms consistent with the provisions set forth in Sections 5.1(b) and 5.1(d). The Commercial Supply Agreement shall provide other customary terms and conditions, such as acceptance and rejection procedures, forecast and order procedures, release documentations and audit rights by I-MAB. In addition, the Commercial Supply Agreement shall include further provisions for the commercial supply of the Product in the Territory, including procedures for the MGA012 Commercial Forecasts.

(c)    Price; Payment.

(i)    The price of clinical quantities of the Product ordered by I-MAB under Section 5.1(a) and commercial quantities of the Product ordered by I-MAB under Section 5.1(a) shall [***] for the Product. MacroGenics’ supply of clinical quantities of MGA012 pursuant to Section 5.1(a) shall be [***].

(ii)    All payments due hereunder to MacroGenics shall be paid to MacroGenics in U.S. Dollars [***] following the receipt of the applicable invoice.

(d)    Delivery. Unless otherwise agreed by the parties in writing, all shipments shall be [***].

5.2    Manufacturing Specifications. All Study Materials and commercial supplies of Product shall be manufactured in accordance with the specifications determined by MacroGenics and all Applicable Laws and Regulations as set forth in the clinical supply agreement and Commercial Supply Agreement to be negotiated by MacroGenics and I-MAB under Section 5.1(b).

5.3    Change of Manufacturing Process. MacroGenics shall reasonably inform I-MAB of developments in matters of process development and Manufacturing of the Product and MGA012, and shall consult with I-MAB with respect to the development and manufacturing processes of the Product and MGA012 adopted by MacroGenics to the extent necessary to obtain Regulatory Approval(s) of the same in the Territory. I-MAB shall promptly notify MacroGenics of any information that may impact approvability of the Product in the Territory. In addition, MacroGenics shall implement changes required by any Regulatory Authority in the Territory to the extent commercially practicable, provided that I-MAB shall bear any and all incremental costs resulting from any changes to the manufacturing specifications required by the applicable Regulatory Authority in the Territory but not by any of the Regulatory Authorities outside the Territory.

5.4    Third Party Obligations; MacroGenics Third Party Agreements. All licenses and other rights granted to I-MAB under this Agreement are subject to the rights and obligations of MacroGenics under the MacroGenics Third Party Agreements. I-MAB will comply with all applicable provisions of the MacroGenics Third Party Agreements and I-MAB agrees to (and shall cause its Related Parties to) timely perform and take such actions as may be required to allow MacroGenics to comply with its obligations thereunder, including to provide to MacroGenics such information and reports as it reasonably requires, comply with reasonable requests for access to I- MAB’s (and its Related Parties’) records or facilities or otherwise cooperate with MacroGenics, including with respect to any Product-related financial and regulatory reporting, audit and payment obligations under each MacroGenics Third Party Agreement, insofar as they specifically relate to Enoblituzumab, MGA012 or any Product, including with respect to any Product that I-MAB sublicenses pursuant to this Agreement. I-MAB shall pay all the Triggered Third Party Payments in accordance with Section 7.5.

5.5    Production of Product in the Territory. In the event that MacroGenics elects to engage a Third Party to produce commercial supply of the Product in the Territory, MacroGenics shall promptly notify I-MAB of such intent. [***] of receiving such notice, I-MAB will confirm or decline its interest to secure such right. If I-MAB provides written confirmation of its interest within such period, and at such time I-MAB has [***], both Parties will enter good faith negotiations for the terms of a technology transfer and supply agreement to enable I-MAB for such Manufacture. Under the terms of such agreement, I-MAB shall not be required [***]. In addition, the Parties agree that such supply agreement will [***]. If I-MAB declines its interest, fails to notify MacroGenics [***], or the Parties fail to execute a binding agreement [***] after commencing such good faith negotiations, MacroGenics may enter into an agreement with a Third Party for such commercial supply in the Territory.

6.	REGULATORY

6.1    Overview. I-MAB shall develop an overall regulatory strategy and plan for obtaining Regulatory Approval of the Product in the Territory to be included in the Global Development Plan and Territory Specific Development Plan and approved by the JSC.

6.2    Product Information. MacroGenics shall use Commercially Reasonable Efforts to provide to I-MAB the information for the Product, Combination Regimen and relevant Data, Regulatory Materials, and other Know-How related to the Product and Combination Regimen set forth in Exhibit E in accordance with a timeline and format to be determined by the JSC. On an ongoing basis, MacroGenics shall use Commercially Reasonable Efforts to promptly provide to I- MAB other Data, Regulatory Materials, and other Know-How reasonably requested by I-MAB and specifically pertaining to the Product and Combination Regimen to accommodate requests from Regulatory Authorities and to facilitate and support the conduct of the Territory Specific Development Plan and I-MAB’s efforts under the Global Development Plan.

6.3    Regulatory Submissions.

(a)    In each case ((i) and (ii)) other than Regulatory Submissions related to Regulatory Approvals (the ownership of which is addressed in Section 9.1(e)), (i) MacroGenics or its designee shall hold and own all Regulatory Submissions that are submitted to the Regulatory Authorities under the Global Development Plan or related to or resulting from any MacroGenics Global Clinical Trial(s); and (ii) subject to Applicable Laws and Regulations, I-MAB and MacroGenics or their respective designees shall jointly hold and own all other Regulatory Submissions that are submitted to Regulatory Authorities in the Territory under the Territory Specific Development Plan (“Territory Specific Regulatory Submissions”). For any Territory Specific Regulatory Submission which the Parties are not legally permitted to jointly own according to Applicable Laws and Regulations (i) MacroGenics shall be the sole and exclusive owner of any Territory Specific Regulatory Submission that MacroGenics is required by Applicable Laws and Regulations to hold and own in order for MacroGenics to be the sole and exclusive owner of the Regulatory Approvals that cover Indications addressed under the Global Development Plan and (ii) I-MAB shall be the sole and exclusive owner of all other Territory Specific Regulatory Submissions. I-MAB shall promptly provide all copies of Regulatory Submissions (including all updates thereof) to MacroGenics.

(b)    I-MAB shall be responsible for, in I-MAB’s or its designees’ names ([***]) and/or MacroGenics’ or its designees’ names ([***]), at I-MAB’s sole cost and expense, (x) the filing and obtaining all Regulatory Submissions, (y) responding to inquiries and correspondence from the Regulatory Authorities responsible for regulatory matters, and (z) the monitoring of all clinical experiences (to the extent [***], in which case, such Permitted Contractor shall be responsible for such monitoring and [***]) and submission of all required reports throughout clinical Development and Commercialization, in each case ((x) through (z)) in or for the Territory, in compliance with all Applicable Laws And Regulations. I-MAB shall notify MacroGenics of any material written or electronic communication received by I-MAB from a Regulatory Authority in the Territory regarding a Product or MGA012 [***] of receipt of such communication and upon MacroGenics’ request, provide a copy of such communication that has been translated into English [***] of receipt of such request unless otherwise specified by MacroGenics, provided, however, in the event I-MAB receives a material communication from a Regulatory Authority that [***] to be submitted [***], I-MAB shall provide a copy of such communication to MacroGenics [***]. MacroGenics shall be responsible for providing to I-MAB any revisions to the investigator’s brochure and CMC information required for Regulatory Submissions. MacroGenics (or its designee) shall have a right to participate (and I- MAB may otherwise request MacroGenics to participate) in meetings with the Regulatory Authorities regarding (i) any Product or (ii) MGA012. Each Party shall provide information to the other Party as necessary, and reasonably consult with the other Party regarding any filings, and regarding significant or material notices, actions or requests from or by Regulatory Authorities. Each Party shall, at the other Party’s request, review and comment on filings, submissions, and responses to Regulatory Authorities related to any Product. As between the Parties, MacroGenics shall be responsible for, and shall bear all costs related to (x) the filing and obtaining all Regulatory Submissions, (y) responding to inquiries and correspondence from the Regulatory Authorities responsible for regulatory matters, and (z) the monitoring of all clinical experiences and submission of all required reports throughout clinical Development and Commercialization, in each case ((x) through (y)) outside of the Territory, in MacroGenics’ sole discretion. To the extent a Regulatory Authority requests from I-MAB, an Affiliate or a Sublicensee information regarding the Product or Combination Regimen that I-MAB, such Affiliate or such Sublicensee reasonably believes is required to be submitted to a Regulatory Authority in order to obtain Regulatory Approval for any Product, then MacroGenics, upon request, shall provide reasonably requested assistance, materials, Data or Know-How in its possession that would be required to satisfy such Regulatory Authority request. To the extent that MacroGenics is aware that the applicable information described in this Section 6.2(b) is with a MacroGenics Sublicensee, then MacroGenics will use reasonable efforts to obtain such information from such MacroGenics Sublicensee.

6.4    Records of Correspondence with Regulatory Authorities. Following each communication (whether by phone or in person) with a Regulatory Authority regarding matters arising under this Agreement, I-MAB will prepare a record of such meeting in accordance with its standard business practices (e.g., written minutes) or other format reasonably requested by MacroGenics and provide to MacroGenics a copy of such record.

6.5    Safety Management Plan. The Parties shall conduct in good faith and agree upon a safety management plan (“Safety Management Plan” or “SMP”), which will detail the Clinical Trial specific responsibilities, processes and other matters to ensure that adverse event notification and reporting requirements meet current health agency regulations and guidelines worldwide, as further detailed in Exhibit F. I-MAB shall cause its Related Parties and Permitted Subcontractors to submit all such information, data and reports required under the SMP directly to MacroGenics (or its designee) as applicable.

7.	PAYMENTS

7.1    Upfront Payment [***] after the Effective Date, I-MAB shall pay to MacroGenics Fifteen Million United States Dollars (US$15,000,000), which shall be [***] due under this Agreement.

7.2    Development Milestone Payments.

(a)    On [***], I-MAB shall pay to MacroGenics the milestone payments listed below for the [***] (each, a “Milestone Payment”), which in each case shall be [***] (but shall be subject [***]). Except for the Milestone Payment described in subsection (i), each Milestone Payment shall be payable for the [***] milestone event [***].

Milestone Event	Milestone Payment
(i) [***]	[***]

(ii) [***]	[***]

(iii) [***]	[***]

(iv) [***]	(A) [***]	[***]

	(B) [***]	[***]

	(C) [***]	[***]

	(D) [***]	[***]

(v) [***]	[***]

(vi) [***]	[***]

(b)    I-MAB shall provide written notification to MacroGenics of the achievement of each of the milestones described in Sections 7.2(a)(i) and 7.2(a)(ii), and if they occur in the Territory 7.2(a)(iii) and 7.2(a)(iv) [***] after each such achievement under 7.2(a)(i), 7.2(a)(ii) 7.2(a)(iii) and 7.2(a)(iv). MacroGenics shall provide written notification to I-MAB of the achievement of each of the milestones described in Sections 7.2(a)(iii) and 7.2(a)(iv) if they occur outside of the Territory. In addition, MacroGenics shall provide I-MAB with a complete list of milestone payments subject to payment under Section 7.5 for Triggered Third Party Payments under any MacroGenics Third Party Agreements entered into by MacroGenics after the Effective Date, and I-MAB shall provide written notification to MacroGenics of the achievement of each such milestone event by or on behalf of I-MAB or its Related Party.

7.3    Product Royalties. I-MAB shall pay to MacroGenics a royalty at the rate determined in accordance with the royalty chart included in Exhibit G attached hereto on Net Sales of the Product for the Royalty Term.

7.4    Royalty Adjustments. If it is reasonably necessary for I-MAB or MacroGenics to license one or more Patents from one or more Third Parties (a) with respect to MacroGenics, in order to Develop, Manufacture, Commercialize or use the Product [***], or (b) with respect to I-MAB, solely in order to Commercialize or use the Product [***], in each case ((a) and (b)) without infringing the Patents of such Third Parties, then such Party may, in its sole discretion, negotiate and obtain a license under such Patent(s) (each such Third Party license referred to herein as a “Required License”), provided that with respect to I- MAB, the foregoing shall [***]. The royalties otherwise payable to MacroGenics under Section 7.3 with respect to Net Sales of Product by I-MAB, its Affiliates or Sublicensees for a Calendar Quarter [***] to Third Parties with respect to such Third Party Patents pursuant to such Required Licenses for such Calendar Quarter, provided that in no event shall the total royalty payable to MacroGenics for Net Sales of Product in a given Calendar Quarter [***] of the royalty amounts under Section 7.3 otherwise payable for Net Sales of Product, with any remainder creditable against royalties under Section 7.3 payable in subsequent Calendar Quarters.

(a)    Biosimilar Product Market Effect. If there is no longer a Valid Claim within the MacroGenics Licensed Patents covering a given Product in a Country or Region in the Territory, then I-MAB may reduce the royalty payments for Net Sales for such Product in such Country or Region by [***] ([***]%) in any Calendar Quarter in which one or more Biosimilar Products for such Product are on the market in such Country or Region and sales of such Biosimilar Products in such Country or Region [***] of such Biosimilar Products and Product in such Country or Region.

7.5    Triggered Third Party Payments. In addition to the other payments set forth in this Agreement, I-MAB shall reimburse MacroGenics for all Triggered Third Party Payments. I- MAB’s obligations under this Section 7.5 with respect to the payment of Triggered Third Party Payments under a given MacroGenics Third Party Agreement shall terminate upon termination of MacroGenics’ obligation to pay such Triggered Third Party Payments under the terms of such MacroGenics Third Party Agreement.

7.6    Payment of Milestones. All milestone payments shall be due and payable [***] after delivery by MacroGenics of an invoice therefor.

7.7    Reports; Payments.

(a)    Net Sales Quarterly Reports. During the Term, following the First Commercial Sale of a Product in the Territory, I-MAB shall furnish to MacroGenics:

(i)    a quarterly written report for the Calendar Quarter showing the Net Sales of all Product subject to royalty payments sold by I-MAB and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement; and

(ii)    a quarterly report for the Calendar Quarter showing the Triggered Third Party Payments, I-MAB’s royalties payable to Third Parties on Net Sales made during such Calendar Quarter and any royalty adjustments taken by I-MAB pursuant to Section 7.4, with such detail as shall reasonably allow MacroGenics to determine the basis for such quarterly costs.

(b)    Submission and Payment Schedule

(i)    Reports under this Section 7.7 shall be due on the [***] following the close of each Calendar Quarter.

(ii)    Royalties (including those within the Triggered Third Party Payments) shown to have accrued by each report shall, unless otherwise specified under this Agreement, [***].

7.8    Payment Exchange Rate. All payments to be made by I-MAB to MacroGenics under this Agreement shall be made in U.S. Dollars by bank wire transfer in immediately available funds to a bank account in the United States designated in writing by MacroGenics. For invoices that I-MAB shall forward to MacroGenics, I-MAB shall use an exchange rate [***], or such other source as the Parties may agree in writing. I-MAB shall take all possible steps to ensure all payments are made to MacroGenics under this Agreement, including by paying from non-Territory sources.

7.9    Taxes. All taxes applicable to the Development, Manufacture, Commercialization, use, import, distribution or sale of the Product in the Territory or assessable on any payments made by I-MAB to MacroGenics under this Agreement shall be paid by I-MAB, with the exception of income taxes owed by MacroGenics. If I-MAB is required under Applicable Laws and Regulations to deduct or withhold any taxes on any payments from I-MAB to MacroGenics pursuant to this Agreement, [***]. I-MAB shall process such payment using an amount necessary [***]. I-MAB shall [***] taxes or other amount required by Applicable Laws and Regulations [***] under this Agreement to MacroGenics.

8.	RECORD KEEPING, INSPECTIONS AND AUDITS

8.1    Records

(a)    Collaboration Activities. Each Party shall maintain appropriate records of:

(i) all research, Development, Manufacturing and Commercialization events and activities conducted by it or on its behalf related to the Product hereunder, and all costs incurred in connection therewith, as applicable; and (ii) all significant information generated by it or on its behalf in connection with Development of the Product under this Agreement, in each case in accordance with such Party’s usual documentation and record retention practices, provided, that, without limiting the foregoing, I-MAB shall maintain appropriate records of all information generated by it or on its behalf in connection with the use of MGA012 and research and Development of the Product related thereto under this Agreement. All records referenced by this Section 8.1(a) shall be in sufficient detail to properly reflect, in good scientific manner, all significant work done and results of studies and trials undertaken, and further shall be at a level of detail appropriate for patent and regulatory purposes. Upon the reasonable request of a Party, the other Party shall make such records available to the requesting Party. I-MAB shall cause its Related Parties and Permitted Subcontractors to comply with this Section 8.1(a).

(b)    Records for I-MAB Payments. Without limiting Section 8.1(a), I-MAB shall keep complete and accurate records in sufficient detail to (i) ensure that MacroGenics receives the full amount of royalties payable to it under Section 7.3 and Triggered Third Party Payments payable under Section 7.5 and (ii) reasonably allow MacroGenics to determine the basis for the MacroGenics Outside Cost Share. At the reasonable request of MacroGenics, I-MAB shall make such records available to MacroGenics.

(c)    MacroGenics’ FBMC and Development Costs. MacroGenics shall keep complete and accurate records with such detail as shall reasonably allow I-MAB to determine the basis for such FBMC, the Territory Development Costs and the I-MAB Outside Cost Share. At the reasonable request of I-MAB, MacroGenics shall make such records available to I-MAB.

8.2    Audit Rights.

(a)    Upon the written request of a Party (“Requesting Party”) with reasonable advance notice and [***], the other Party shall permit an independent certified public accounting firm of internationally recognized standing selected by the Requesting Party and reasonably acceptable to the other Party, at its own expense, to have access during normal business hours to such of the records as may be reasonably necessary to verify the that the correct amounts have been paid to such Party under this Agreement during any Calendar Year ending [***] prior to the date of such request. The accounting firm shall disclose to the Requesting Party only whether the reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Requesting Party in connection with this audit right. This right to audit shall remain in effect throughout the life of this Agreement and [***] the termination of this Agreement (and thereafter until [***] under the terms of the [***]).

(b)    Discrepancies. If such accounting firm identifies a discrepancy, the other Party shall pay Requesting Party the amount of the discrepancy [***] of the date Requesting Party delivers to the other Party such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Requesting Party unless the underpayment by the other Party [***] ([***]%) of the amount owed for such Calendar Year, in which case the other Party shall pay to Requesting Party the reasonable fees charged by such accounting firm.

(c)    Confidentiality. Each Party shall treat all information of the other Party subject to review under this Section 8 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party and any applicable Related Parties, obligating it or them to retain all such information in confidence pursuant to such confidentiality agreement.

9.	LICENSES

9.1    License to I-MAB.

(a)    Product. Subject to the terms and conditions of this Agreement, MacroGenics hereby grants to I-MAB an exclusive, royalty-bearing license (or sublicense, as applicable), with the right to grant sublicenses (subject to Section 9.1(d)), under the MacroGenics Licensed Technology and the MacroGenics Licensed Trademarks to conduct the Development activities allocated to I-MAB under the Global Development Plan and the Territory Specific Development Plan (subject to MacroGenics’ reserved rights to conduct Development under Section 9.1(g)), and to Commercialize and otherwise distribute, sell, offer for sale and import the Product in the Field in the Territory during the Term. For clarity, I-MAB shall not have the right to Manufacture the Product except to the extent approved by the JSC.

(b)    Subject to the terms and conditions of this Agreement, MacroGenics hereby grants to I-MAB an exclusive, royalty-bearing license (or sublicense, as applicable), with the right to grant sublicenses (subject to Section 9.1(d)), under the MacroGenics Licensed Technology to utilize MGA012 solely as a component of the Combination Regimen in the conduct of the Development activities allocated to I-MAB under the Global Development Plan and the Territory Specific Development Plan (subject to MacroGenics’ reserved rights to conduct Development under Section 9.1(g)), which for clarity shall include the conduct of one or more Combination Regimen Study(ies), and, following Regulatory Approval of such Combination Regimen in the Territory, to market and promote such Combination Regimen in accordance with the approved label in the Field in the Territory during the Term. For clarity, I-MAB shall not have the right to (i) Manufacture MGA012 or (ii) to Develop or Commercialize MGA012 as an independent product or as part of any combination product or combination regimen with any product or compound other than Enoblituzumab.

(c)    Notwithstanding anything to the contrary hereunder, with respect to any MacroGenics Licensed Technology which MacroGenics Controls pursuant to the license granted to MacroGenics from Incyte under the Incyte Agreement, the foregoing sublicenses granted to I- MAB under Sections 9.1(a) and (b) shall be non-exclusive.

(d)    Sublicensees.

(i)    [***], I-MAB shall have the right to grant a sublicense to a Third Party to Develop or Commercialize a Product in the Territory, provided that [***].

(ii)    [***], I-MAB shall have the right to grant a sublicense to a Third Party [***].

(iii)    Each sublicense granted by I-MAB shall be in writing and subordinate to this Agreement, and I-MAB shall remain responsible to MacroGenics for the compliance of each Sublicensee with the terms and conditions of this Agreement, including with respect to the financial and other obligations due under this Agreement. I-MAB shall provide a copy of each such sublicense (and all amendments or restatements thereof) to MacroGenics so that MacroGenics can confirm I-MBA’s compliance with the foregoing (which copy may be redacted as necessary to protect confidential or commercially sensitive information, provided, however, that such redaction shall not impede MacroGenics’ ability to confirm compliance with this Agreement). Each sublicense granted by I-MAB under this Agreement shall permit the conversion of such sublicense to a direct license with MacroGenics at MacroGenics’ sole option (and discretion) in the event this Agreement is terminated and, upon such conversion, MacroGenics shall be responsible for all former obligations of I-MAB under such sublicense. I-MAB shall include in each such sublicense a requirement obligating such Sublicensee to cooperate with MacroGenics.

(e)    Regulatory Approvals.

(i)    MacroGenics or its designee shall solely hold and exclusively own all Regulatory Approvals in the Territory under the Global Development Plan (and Regulatory Submissions related to such Regulatory Approvals). I-MAB hereby assigns, transfers and conveys to MacroGenics all of I-MAB’s (and its Affiliates’ and Sublicensees’) right, title and interest in and to such Regulatory Approvals and Regulatory Submissions related to such Regulatory Approvals such that MacroGenics shall be the sole owner thereof as specified in this Section 9.1(e)(i);

(ii)    To the extent required or permitted by Applicable Laws and Regulations, I-MAB and MacroGenics or their respective designees shall jointly own and hold all Regulatory Approvals in the Territory under the Territory Specific Development Plan (and Territory Specific Regulatory Submissions related to such Regulatory Approvals). Subject to the restrictions imposed by the Applicable Laws and Regulations, each Party hereby assigns, transfers and conveys to the other Party one-half (1/2) of its (and its Affiliates’ and Sublicensees’) right, title and interest in and to such Regulatory Approvals and Regulatory Submissions related to such Regulatory Approvals such that I-MAB and MacroGenics shall be equal joint owners thereof as specified in this Section 9.1(e)(ii).

(iii)    For any Regulatory Approvals in the Territory under the Territory Specific Development Plan (and Territory Specific Regulatory Submissions related to such Regulatory Approvals) which the Parties [***] Regulatory Approvals and Territory Specific Regulatory Submissions that MacroGenics is [***] in order for MacroGenics to be the [***] under the Global Development Plan and (B) [***] of all other such Regulatory Approvals and Territory Specific Regulatory Submissions. Subject to any restrictions imposed by Applicable Laws and Regulations, [***] Regulatory Approvals and Regulatory Submissions related to such Regulatory Approvals such that I-MAB shall [***].

(f)    Limitations. During the Term, I-MAB shall not (either by itself, or with or through a Related Party or Third Party) (i) Develop or Commercialize the Product or MGA012 or (ii) utilize any Clinical Data or (iii) practice the MacroGenics Licensed Technology outside of the scope of this Agreement.

(g)    MacroGenics Retained Rights. MacroGenics shall retain the following: (i) the right to Manufacture or have Manufactured the Product and MGA012 in the Territory, (ii) all rights to conduct non-clinical Development in the Territory and clinical Development in the Territory solely in connection with a MacroGenics Global Clinical Trial in accordance with Section 3.9; (iii) the right to develop and/or Commercialize MGA012, except as a component of the Combination Regimen, in the Territory, (iii) all rights not otherwise granted to I-MAB and (iv) the right to use any Clinical Data in connection with the Development of a combination of the Product and any PD-1 directed molecule outside the Territory. For clarity, notwithstanding the licenses granted to I-MAB pursuant to Section 9.1, no right or license is granted by MacroGenics to I-MAB under the MacroGenics Licensed Technology or MacroGenics Licensed Trademarks with respect to any compound or product covered by such MacroGenics Licensed Technology or MacroGenics Licensed Trademarks, including without limitation, any Other Component of a Combination, other than Enoblituzumab and solely in accordance with Section 9.1(a) and use of MGA012 solely in accordance with Section 9.1(b).

9.2    License to MacroGenics. I-MAB hereby grants to MacroGenics a royalty-free, license outside the Territory, with the right to grant sublicenses (through multiple tiers), under the I-MAB Licensed Patents and I-MAB Licensed Know-How that is incorporated into the Product, and all other intellectual property Controlled by I-MAB that is specifically related to the Product or MGA012 to the extent useful or necessary for MacroGenics (its Affiliates or licensees) to research, identify, develop, make, have made, use, sell, offer for sale and import the Product, MGA012 or products containing or incorporating MGA012 (whether as a monotherapy, multi- therapy, combination or otherwise). Such license shall be non-exclusive with respect to the Product and exclusive with respect to MGA012. MacroGenics shall provide a copy of each such sublicense (and all amendments or restatements thereof) to I-MAB, which copy may be redacted as necessary to protect confidential or commercially sensitive information.

9.3    Clinical Data Licenses. Subject to the terms and conditions of this Agreement, MacroGenics hereby grants to I-MAB a royalty-free license, with the right to grant sublicenses, during the Term to use (a) all Clinical Data and (b) other data Controlled by MacroGenics, as necessary or reasonably useful for I-MAB to exercise its rights and fulfill its obligations under this Agreement, in each case ((a) and (b)) solely with respect to the Development and Commercialization of the Product in the Field in the Territory hereunder. The limited license granted to I-MAB pursuant to this Section 9.3 shall be co-exclusive (with MacroGenics, its Affiliates and its and their respective licensees and sublicensees) with respect to the Clinical Data and non-exclusive with respect to any other data. At I-MAB’s request, MacroGenics shall provide a copy of the foregoing Clinical Data (not already in I-MAB’s possession) on a commercially reasonable schedule to I-MAB.

9.4    Negative Covenant. Each Party covenants that, except to the extent Third Parties generally are lawfully permitted to do so without a granted license from or other contractual right with the other Party, it shall not use or practice any of the other Party’s intellectual property rights licensed to it under this Section 9 except for the purposes expressly permitted in the applicable license grant.

9.5    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.

9.6    Diversion.

(a)    I-MAB hereby covenants and agrees that it shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold the Product or MGA012, including via the Internet or mail order, to any Third Party, address or Internet Protocol address outside of the Territory.

(b)    If any of I-MAB ’s Product is diverted for use outside the Territory, the following shall apply: (i) if such Product was diverted by an identifiable customer, distributor, employee, consultant or agent of I-MAB then, upon the request of MacroGenics, I-MAB shall not sell such Product to, or allow the sale of such Product by, any such customer, distributor, employee, consultant or agent for the remaining Term and shall use Commercially Reasonable Efforts to buy back all such Product from such customer, distributor, employee, consultant or agent [***] of such request from MacroGenics; or (ii) I-MAB shall use Commercially Reasonable Efforts to investigate the location of such diverted Product and buy it back; but, if and to the extent that, I-MAB elects not to, or is unable to, buy back the applicable diverted Product, then MacroGenics may, in its sole discretion, buy back the applicable diverted Product, and I- MAB shall reimburse MacroGenics for all reasonable costs incurred by MacroGenics in connection with the buy-back or lost sales of any such diverted Product.

10.	CONFIDENTIALITY; PUBLICATION

10.1    Nondisclosure Obligation

(a)    Definition and Restrictions. All Confidential Information disclosed by one Party to the other Party at any time, including before the Effective Date or after the expiration or termination of this Agreement, shall be maintained in confidence by the receiving Party and shall not be disclosed by the receiving Party to any Third Party or used by the receiving Party for any purpose except as set forth herein without the prior written consent of the disclosing Party, during the Term and for a period [***], provided that with respect to any Confidential Information of MacroGenics that constitutes (i) [***], such confidentiality and non-use obligations shall continue beyond [***] for so long as such information [***], or (ii) confidential information of a Third Party to which MacroGenics has an obligation of confidentiality or non- use, the confidentiality and non-use obligations in this Agreement shall (A) further include such additional confidentiality and non-use obligations as MacroGenics is required to undertake with respect to such confidential information, and (B) continue beyond [***] for so long as MacroGenics is required to maintain such confidential information as confidential, in each case ((A) and (B)) pursuant to its agreement with such Third Party (including any MacroGenics Third Party Agreements). The following shall not be deemed Confidential Information for purposes of the restrictions set forth in this Section 10.1(a):

(i)    Information that is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii)    Information that is or becomes part of the public domain through no fault of the receiving Party;

(iii)    Information that is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; and

(iv)    Information that is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

(b)    Combinations. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in Section 10.1(a) merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

(c)    Permitted Disclosures. Notwithstanding the restrictions set forth in Section 10.1(a), the receiving Party may disclose Confidential Information of the other Party to:

(i)    governmental or other regulatory agencies in order to obtain Patents or to gain or maintain approval to conduct clinical trials or to market the Product, but such disclosure may be only to the extent reasonably necessary to obtain Patents or authorizations; or

(ii)    as the receiving Party deems necessary to be disclosed, to its Affiliates, agents, consultants, or other Third Parties for the Development, Manufacture (with respect to MacroGenics permitted disclosures) or Commercialization of the Product, or in connection with a licensing transaction or contractual obligation related to the Product or loan, financing or investment or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities or to determine their rights and obligations as a result of completing such transactions) or in order to perform its obligations or exercise its rights under this Agreement, in each case on the condition that any Third Parties, other than Regulatory Authorities, to whom such disclosures are made agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement; provided that the term of confidentiality and non-use applicable to such Third Parties shall be [***] (but of shorter duration if customary given the nature of such Person (i.e., investors, lenders and banking institutions; provided that with respect to any Confidential Information of MacroGenics hereunder that MacroGenics informed I-MAB in writing at or prior to the time of disclosure to I-MAB that such Confidential Information (either in itself or as a category of information) constitutes confidential information under the Incyte Agreement such shorter duration [***]) from the date of disclosure to I-MAB, provided further, that with respect to Confidential Information of MacroGenics that constitutes (a) a trade secret, such confidentiality and non-use obligations shall apply for so long as such information constitutes a trade secret under Applicable Laws and Regulations, or (b) confidential information of a Third Party under a MacroGenics Third Party Agreement, such confidentiality and non-use obligations shall apply for so long as MacroGenics is required to keep such information confidential under such a MacroGenics Third Party Agreement. Without limiting the foregoing or remainder of this Section 10.1, with respect to Confidential Information of MacroGenics disclosed to I-MAB hereunder that at the time of disclosure to I-MAB, MacroGenics identifies such confidential information as a trade secret under the Incyte Agreement, prior to I-MAB disclosing such trade secret to a Third Party (to the extent permitted hereunder), I-MAB shall expressly contractually bind the Third Party to obligations to keep the trade secret confidential to the extent protected as a trade secret under Applicable Laws and Regulations.

(d)    Disclosure Required by Judicial or Administrative Process. If a Party is required by judicial or administrative process to disclose Confidential Information of the other Party that is subject to the non-disclosure provisions of this Section 10.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 10.1, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

(e)    Obligations Upon Termination. Upon the termination or expiration of this Agreement, or upon the earlier request of either Party, the receiving Party shall return to the disclosing Party, all of the disclosing Party’s Confidential Information, including all copies thereof, provided that the receiving Party may retain one copy for archival purposes, and provided further, that a receiving Party shall not be required to destroy electronic files containing such Confidential Information of the disclosing Party that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information, and any such retained copies shall continue to be subject to the confidentiality and non-use obligations in accordance with this Agreement.

10.2    Publication

(a)    Publication of Results. I-MAB and MacroGenics each acknowledge the other Party’s interest in publishing the results of its activities under the Collaboration in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. The JSC shall establish procedures for review of publications related to the Collaboration, ensuring that, except for disclosures permitted pursuant to Section 10.1, either Party and its employees wishing to make a publication related to work performed under this Agreement shall deliver to the other Party a copy of the proposed publication for review. If such publication will be written, delivery will occur at least [***] ([***] if an abstract) before publication submission. If such publication will be an oral disclosure, delivery of a written outline of the disclosure will occur at last [***] before publication submission. Publications related to MacroGenics Global Clinical Trials conducted by MacroGenics or its Affiliates or permitted licensees in which the majority of patients reside outside the Territory which shall not be subject to this Section 10.2.

(b)    Review of Publications and Presentations

(i)    Prior to its publication submission, a Party that receives a publication copy under Section 10.2(a) to review shall have the right (a) to propose modifications to the publication for patent reasons, trade secret reasons, or for purposes of removing the Confidential Information of the reviewing Party, or (b) to request a reasonable delay in publication or submission for presentation in order to protect trade secret or patentable information.

(ii)    If the reviewing Party requests the removal of the reviewing Party’s Confidential Information or a delay, the publishing Party shall remove such Confidential Information and if requested by the reviewing Party delay submission for publication or submission for presentation for a period of [***] to enable patent applications protecting each Party’s rights in such Confidential Information to be filed in accordance with Section 13 below.

(iii)    Upon expiration of such [***] and satisfaction of any other conditions imposed by the JSC, the publishing Party shall be free to proceed with the publication or submission for presentation.

(iv)    Upon request of the Party seeking publication, the reviewing Party shall consider expediting the time frames set forth in this Section 10.2.

(v)    If the reviewing Party requests modifications to the publication or submission for presentation, the publishing Party shall edit such publication to prevent disclosure of the Confidential Information of the reviewing Party.

10.3    Publicity; Use of Names

(a)    Press Releases. The Parties shall issue a mutually acceptable press release announcing the execution of this Agreement, substantially in the form of Exhibit H. A Party may issue any subsequent press release relating to this Agreement or activities conducted hereunder upon prior written approval of the other Party, such approval not to be unreasonably withheld or delayed; provided, however, that no approval of the other Party shall be required if a subsequent press release or securities filing solely discloses the information that (1) a milestone under this Agreement has been achieved or any payments associated therewith have been received; (2) the filing or approval of a BLA generally has occurred (provided, however, that specific dates of filing shall not be disclosed); (3) initiation of any clinical trial; and (4) commercial launch of a Product or any information that has previously been approved and disclosed as permitted by this Section 10.3(a). In the case of items (1) to (4) of the preceding sentence, the disclosing Party shall provide the other Party a copy of such proposed disclosures [***] prior to the proposed release and consider in good faith any comments the other Party may make, where practicable, and in light of any reporting obligations of such disclosing Party under Applicable Laws and Regulations, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any other governmental agency.

(b)    No Other Use of Company Names. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter without the prior express written permission of the other Party.

(c)    Approved Press Releases. In addition and notwithstanding anything to the contrary herein, (a) if the relevant text of a proposed press release has already previously been reviewed and approved for disclosure by the other Party then such text may be disclosed or republished in such proposed press release provided that the Party issuing such press release provides notice to the other Party of such press release [***] prior to the issuance of such press release, where practicable, and (b) if the relevant text of a proposed public announcement such as a corporate presentation or comments to analysts or investors has already previously been reviewed and approved for disclosure by the other Party (whether in the form of an approved press release or prior approved presentation materials, Q&A script or the like) then such text may be included in such proposed public announcement (but not a press release) without resubmission and review by the other Party.

(d)    Existence of Agreement

(i)    No Disclosure. Neither Party shall disclose the existence or terms of this Agreement pursuant to a press release or otherwise except as provided in this Section 10.3(d).

(ii)    Permitted Disclosures

(A)    Notwithstanding the terms of this Section 10, either Party shall be permitted to disclose the existence and terms of this Agreement and the conduct of the Collaboration under this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Laws and Regulations, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any other governmental agency or pursuant to the rules of any recognized stock exchange. The disclosing Party shall take reasonable and lawful actions to avoid or minimize the degree of such disclosure.

(B)    Either Party may also disclose the existence and terms of this Agreement to its attorneys, accountants and advisors, and to potential acquirors, in connection with a potential acquisition or other change of control transaction and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to potential licensees or to potential and current permitted assignees in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement, provided that the term of confidentiality may be of shorter duration if customary owing to the nature of such Person (i.e., investors, lenders and banking institutions) and to use such confidential information solely for the purpose of the contemplated transaction.

(C)    MacroGenics may also disclose the existence and terms of this Agreement pursuant to transactions related to the research, Development, Manufacture or Commercialization or exploitation of the Product or MGA012 (“Licensing Transactions”), in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement and to use such confidential information solely for the purpose of the contemplated transaction. The transactions described in Section 10.3(d)(ii)(B) shall not be deemed Licensing Transactions for purposes of this Section 10.3(d)(ii)(C).

11.	REPRESENTATIONS AND WARRANTIES

11.1    Representations and Warranties of MacroGenics. MacroGenics represents and warrants to I-MAB that, as of the Effective Date:

(a)    it has the full right, power and authority to enter into this Agreement, to perform the Collaboration, and to grant the licenses contemplated under Section 9, and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any contractual obligation or court or administrative order by which MacroGenics is bound;

(b)    all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by MacroGenics as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(c)    it Controls the right, title and interest in and to the MacroGenics Licensed Patents, and has the right to grant to I-MAB the licenses under such MacroGenics Licensed Patents that it purports to grant hereunder and has not granted any Third Party rights under such MacroGenics Licensed Patents that would interfere or be inconsistent with I-MAB ’s rights hereunder;

(d)    to its knowledge, except for those licensed or sublicensed under the MacroGenics Third Party Agreements, the MacroGenics Licensed Patents are not subject to any existing royalty or other payment obligations to any Third Party; and

(e)    to its knowledge, the issued Patents in the MacroGenics Licensed Patents are valid and enforceable and it is not aware of any action, suit, inquiry, investigation or other proceeding threatened, pending, or ongoing brought by any Third Party that challenges or threatens the validity or enforceability of any of the MacroGenics Licensed Patents or that alleges the use of the MacroGenics Licensed Patents or the Development, Manufacture, Commercialization, and use of the Product would infringe intellectual property rights of any Third Party (and it has not received any notice alleging such an infringement). In the event that MacroGenics receives written notice of any such action or proceeding, it shall notify I-MAB in writing.

11.2    Representations and Warranties of I-MAB. I-MAB represents and warrants to MacroGenics that as of the Effective Date:

(a)    it has the full right, power and authority to enter into this Agreement, to perform the Collaboration, to grant the licenses granted hereunder and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any contractual obligation or court or administrative order by which I-MAB is bound;

(b)    all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by I-MAB as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

(c)    to its knowledge, no I-MAB Licensed Patents or I-MAB Licensed Know- How exists as of the Effective Date that are or would be necessary for the Development, Manufacture or Commercialization of the Product.

(d)    it Controls the right, title and interest in and to the I-MAB Licensed Patents and I-MAB Licensed Know-How, and has the right to grant to MacroGenics the licenses that it purports to grant hereunder and has not granted any Third Party rights that would interfere or be inconsistent with MacroGenics’ rights hereunder;

(e)    to its knowledge, the I-MAB Licensed Patents and I-MAB Licensed Know-How are not subject to any existing royalty or other payment obligations to any Third Party; and

(f)    to its knowledge, the issued Patents in the I-MAB Licensed Patents are valid and enforceable and it is not aware of any action, suit, inquiry, investigation or other proceeding threatened, pending, or ongoing brought by any Third Party that challenges or threatens the validity or enforceability of any of the I-MAB Licensed Patents or that alleges the use of the I-MAB Licensed Patents or the development, manufacture commercialization and use of the Product would infringe intellectual property rights of any Third Party (and it has not received any notice alleging such an infringement). In the event that I-MAB becomes aware of any such action or proceeding, it shall immediately notify MacroGenics in writing.

11.3    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

12.	INDEMNIFICATION

12.1    By I-MAB. I-MAB agrees to indemnify and hold harmless MacroGenics, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “MacroGenics Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) first arising after the Effective Date to the extent arising from (a) activities by I-MAB or any of its Affiliates or Permitted Subcontractors with respect to the research, Development, use, Commercialization, import, distribution, or sale of the Product or any other exercise of their rights or performance of their obligations hereunder, (b) the use by I-MAB or any of its Related Parties or Permitted Subcontractors of the MacroGenics Licensed Patents or MacroGenics Licensed Know-How, (c) the negligence, illegal conduct or willful misconduct of I-MAB, or (d) I-MAB ’s breach of this Agreement, except to the extent such Losses arise out of any of MacroGenics Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

12.2    By MacroGenics. MacroGenics agrees to indemnify and hold harmless I-MAB, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “I-MAB Indemnitee(s)”) from and against all Losses to the extent arising from (a) activities by MacroGenics or any of its Affiliates or Permitted Subcontractors with respect to the research, Development, use, Commercialization or sale of the Product for the purpose of Commercialization or sale of the Product or any other exercise of their rights or performance of their obligations hereunder, (b) the negligence, illegal conduct or willful misconduct of MacroGenics, (c) the use by MacroGenics or any of its Related Parties or Permitted Subcontractors of the I-MAB Licensed Patents or I-MAB Licensed Know-How, or (d) MacroGenics’ breach of this Agreement, except to the extent such Losses arise out of any of I-MAB Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

12.3    Defense. If any such claims or actions are made, the Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this Section 12.

12.4    Settlement. The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, provided such settlement would not subject the Indemnitee to an injunction or otherwise adversely impact any of the Indemnitee’s rights under this Agreement or constitute an admission of guilt or wrongdoing by the Indemnitee, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld.

12.5    Notice. The Indemnitee shall notify the Indemnifying Party promptly of any claim, demand, action or other proceeding under Section 12.1 or Section 12.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

12.6    Settlement by Indemnifying Party. The Indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party. Provided, however, that such permission shall not be required if such settlement does not involve (a) any admission of legal wrongdoing by the other Party’s Indemnitee(s), or (b) the imposition of any equitable relief against the other Party’s Indemnitee(s).

12.7    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.7 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN SECTION 10.

13.	INVENTIONS; PATENT PROVISIONS

13.1    Ownership of Intellectual Property

(a)    Ownership of MacroGenics IP. As between MacroGenics and I-MAB, MacroGenics shall remain the sole and exclusive owner of all MacroGenics Licensed Patents, MacroGenics Licensed Trademarks and MacroGenics Licensed Know-How that (i) exist as of the Effective Date; or (ii) that comes into existence after the Effective Date that MacroGenics does not own under Section 13.1(c).

(b)    Ownership of I-MAB IP. As between I-MAB and MacroGenics, I-MAB shall remain the sole and exclusive owner of all I-MAB Licensed Know-How that exists as of the Effective Date; or (ii) that comes into existence after the Effective Date that I-MAB does not own under Section 13.1(c).

(c)    Ownership of Collaboration IP. MacroGenics shall own all data, results and inventions, whether patentable or not, conceived or reduced to practice in the course of conducting the Collaboration solely by MacroGenics, its Affiliates or its or its Affiliates’ respective consultants or subcontractors, together with all intellectual property rights therein. I-MAB shall own all data (other than Clinical Data, the ownership of which is addressed in Section 3.7), results and inventions, whether patentable or not, conceived or reduced to practice in the course of conducting the Collaboration solely by I-MAB or its Affiliates or its or its Affiliates’ respective consultants or subcontractors, together with all intellectual property rights therein. MacroGenics and I-MAB shall jointly own all data (other than Clinical Data, the ownership of which is addressed in Section 3.7), results and inventions, whether patentable or not, conceived or reduced to practice jointly by MacroGenics (or its Affiliates or its or its Affiliates’ respective consultants or subcontractors) on one hand and I-MAB (or its Affiliates or its or its Affiliates’ respective consultants or subcontractors) on the other hand (“Jointly Owned IP”), together with all intellectual property rights therein, with each Party owning an undivided half interest and the right to exploit without the duty of accounting or seeking consent from the other Party to the extent to be permitted under Applicable Laws and Regulations.

13.2    Patent and Trademark Filing, Prosecution and Maintenance

(a)    Overall Strategy. The JSC shall establish an overall strategy for the filing, prosecution and maintenance of MacroGenics Licensed Patents, MacroGenics Licensed Trademarks and I-MAB Licensed Patents in the Territory.

(b)    Prosecution

(i)    The responsibility for Patent Prosecution and Trademark Prosecution related to a Patent or Trademark that is within the MacroGenics Licensed Patents and MacroGenics Licensed Trademarks or the I-MAB Licensed Patents that is owned solely by a Party shall be the responsibility of such Party, except that (A) I-MAB shall have the right (but not the obligation), at its election and cost and expense, to file, prosecute and maintain, in the name of MacroGenics, MacroGenics Product-Specific Patents and MacroGenics Licensed Trademarks in the Territory, (B) MacroGenics shall have the right (but not the obligation), at its election and cost and expense, to file, prosecute and maintain, in the name of I-MAB, outside the Territory, I-MAB Licensed Patents that are specific to the Product (i.e., do not Cover any product that is not a Product, such I-MAB Licensed Patents, the “I-MAB Product-Specific Patents”) (within the scope of the license granted by I-MAB to MacroGenics pursuant to Section 9.2 outside the Territory). In accordance with Section 13.2(b)(v) below, MacroGenics shall be responsible for undertaking the Patent Prosecution with respect to Patents jointly owned by the Parties (the “Jointly Owned Patents”) outside the Territory and I-MAB shall be responsible for undertaking the Patent Prosecution with respect to Jointly Owned Patents in the Territory, and each shall do as directed by the JSC.

(ii)    In the event that I-MAB elects not to undertake the Patent Prosecution for the MacroGenics Product-Specific Patents in the Territory, I-MAB shall notify MacroGenics [***] before any such Patent would become abandoned or otherwise forfeited, and MacroGenics shall have the right (but not the obligation), at its sole cost and expense, to undertake the Patent Prosecution of such MacroGenics Product-Specific Patents. Thereafter, any MacroGenics Product-Specific Patents that are the subject of such opt-out notice by I-MAB shall cease to be MacroGenics Licensed Patents for all purposes under this Agreement, including for purposes of the license granted by MacroGenics to I-MAB under Section 9.1. In the event that MacroGenics elects not to undertake the Patent Prosecution for the I-MAB Product- Specific Patents outside the Territory, MacroGenics shall notify I-MAB [***] before any such Patent would become abandoned or otherwise forfeited, and I-MAB shall have the right (but not the obligation), at its sole cost and expense, to undertake the Patent Prosecution of such I-MAB Product-Specific Patents outside the Territory. Thereafter, any I-MAB Product- Specific Patents that are the subject of such opt-out notice by MacroGenics shall cease to be I-MAB Product-Specific Patents for all purposes under this Agreement, including for purposes of the license granted by I-MAB to MacroGenics under Section 9.2. With respect to Jointly Owned Patents, in the event that the prosecuting Party elects not to undertake the Patent Prosecution for the Jointly Owned Patents in the Territory (with respect to I-MAB) or outside the Territory (with respect to MacroGenics), the prosecuting Party shall notify the non-prosecuting Party [***] before any such patent rights would become abandoned or otherwise forfeited, and the previously non-prosecuting Party shall have the right (but not the obligation), to undertake the Patent Prosecution of such Jointly Owned Patents in such territory and become the prosecuting Party therefor. The right to assume Patent Prosecution of a MacroGenics Product-Specific Patent, I-MAB Product-Specific Patent or Jointly Owned Patent shall not apply in the event such a patent application would become abandoned or otherwise forfeited as a result of the prosecuting Party discontinuing Patent Prosecution of such patent application but also filing a continuation application claiming the same invention or (y) settling an opposition to obtain a license to a competing Patent.

(iii)    The prosecuting Party shall keep the JSC and the other Party informed of the status of all matters affecting Patent Prosecution and Trademark Prosecution of MacroGenics Licensed Patents, MacroGenics Licensed Trademarks and Jointly Owned Patents in the Territory, and the I-MAB Product-Specific Patents and Jointly Owned Patents outside the Territory, including providing a copy of all Patent applications filed hereunder and any material correspondence from or with any governmental authorities (including the applicable patent office) to the JSC and the other Party in sufficient time to allow for review and comment by the non- prosecuting Party, and timely consulting with the non-prosecuting Party and its patent counsel on the strategy and content of submissions to such governmental authorities in advance of any submissions. Timely advice and suggestions of the non-prosecuting Party and its patent counsel shall be taken into consideration in good faith by the prosecuting Party and its patent counsel in connection with such filing. With respect to the MacroGenics Product-Specific Patents, I-MAB (if the prosecuting Party) shall pursue in good faith all reasonable claims requested by MacroGenics for the Territory.

(iv)    Any dispute regarding Patent Prosecution and Trademark Prosecution of MacroGenics Licensed Patents, MacroGenics Licensed Trademarks, I-MAB Product-Specific Patents (outside the Territory only) or Jointly Owned Patents that cannot be resolved by intellectual property counsel of the Parties, shall be resolved by the JSC.

(v)    Without limiting the generality of the foregoing, MacroGenics shall prosecute and maintain Jointly Owned Patents outside the Territory and I-MAB shall prosecute and maintain Jointly Owned Patents in the Territory, and each prosecuting Party shall instruct its counsel to provide copies of correspondence and filings directly to the other Party and otherwise permit the other Party to participate with the prosecuting Party in any of the activities of such counsel with respect to the Patent and Trademark Prosecution of such Jointly Owned Patents. Before taking any material step in the Patent Prosecution or Jointly Owned Patents, the prosecuting Party and its counsel shall allow the other Party a reasonable opportunity to comment on the action proposed to be taken, and agrees to incorporate in such filings all reasonable comments of the other Party. All Patent Prosecution of Jointly Owned Patents shall be in the names of both MacroGenics and I-MAB.

(vi)    I-MAB rights and obligations under this Section 13.2 with respect to the MacroGenics Licensed Patents are secondary to and shall be subject to any Third Party rights and obligations under the applicable MacroGenics Third Party Agreement.

(c)    Patent Invalidations. The JSC shall decide whether and how to undertake activities intended to invalidate pending or issued Third Party Patents in the Territory that cover the composition, use or manufacture of the Product.

13.3	Costs of Patent and Trademark Prosecution

(a)    Costs. All out-of-pocket costs for Patent Prosecution and Trademark Prosecution of a Party’s solely owned Patent or Trademark and for maintaining a Party’s solely owned Patent or Trademark shall be solely incurred by and the sole responsibility of that Party. All out-of-pocket costs for Patent Prosecution of Jointly Owned Patents and for maintaining Jointly Owned Patents in the Territory shall be shared equally by the Parties. In the event I-MAB assumes the responsibility to conduct the Patent Prosecution of MacroGenics Product-Specific Patents and MacroGenics Licensed Trademarks in the Territory under Section 13.2(b)(i)(A), the costs of such activities conducted by or on behalf of I-MAB shall be borne solely by I-MAB. In the event MacroGenics assumes the responsibility to conduct the Patent Prosecution of the I-MAB Product- Specific Patents outside the Territory under Section 13.2(b)(i)(B), the costs of such activities conducted by or on behalf of MacroGenics shall be borne solely by MacroGenics.

13.4    Patent and Trademark Prosecution Cooperation. With respect to all Patent Prosecution and Trademark Prosecution related to pending or issued Patents and Trademarks included in MacroGenics Licensed Patents in the Territory, MacroGenics Licensed Trademarks in the Territory or I-MAB Product-Specific Patents, each Party shall:

(a)    execute all further instruments to document their respective ownership consistent with this Agreement as reasonably requested by the other Party;

(b)    make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Patent Prosecution and Trademark Prosecution responsibilities;

(c)    cooperate, if necessary and appropriate, with the other Party in gaining Patent and Trademark term extensions; and

(d)    endeavor in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with the Patent Prosecution and Trademark Prosecution of the other Party’s Patents and Trademarks.

13.5	Enforcement

(a)    Notice. Promptly, but in no event no [***], a Party after becoming aware of actual or alleged infringement in the Territory of any Patent or Trademark Controlled by the other Party and subject to a license under Sections 9.1 or 9.2, shall provide such other Party with written notice reasonably detailing such infringement.

(b)	Enforcement of Intellectual Property Rights

(i)    Subject to Sections 13.5(b)(ii) and 13.5(b)(iii) below, the sole owner of a Patent, Trademark, Know-How or Confidential Information shall have the exclusive right to institute and direct legal proceedings against any Third Party believed to be infringing such Patent or Trademark or misappropriating or otherwise violating such Know-How or Confidential Information, provided that any such enforcement of Patents, Trademarks, Know-How or Confidential Information owned by I-MAB that claims, covers or relates to (A) a Product (including a Combination Regimen) outside the Territory or (B) a Combination Regimen in the Territory, shall in each case be mutually agreed by I-MAB and MacroGenics.

(ii)    [***] shall have the initial right (but not the obligation) to institute and direct legal proceedings against any Third Party believed to be infringing Jointly Owned Patents that claims or covers a Product sold [***]. MacroGenics agrees to discuss the foregoing in good faith with I-MAB as it pertains to the Product sold in the Territory. If [***] does not abate such violation of Jointly Owned Patents in the Territory, including by commencement of a lawsuit against the accused person if necessary, [***] after receiving notice of such infringement of Jointly Owned Patents, then [***] shall be entitled (but shall not be obligated) to take all actions reasonably necessary to abate such violation in the Territory solely with respect to the Product (excluding any Combination Regimen), including commencement of a lawsuit against the accused Third Party in the Territory if necessary.

(iii)    [***] shall have the initial right (but not the obligation) to institute and direct legal proceedings against any Third Party believed to be infringing any MacroGenics Licensed Patent that claims or covers a Product sold within the Territory. If [***] does not attempt to abate such violation [***] of receipt of notice of such infringement, [***] shall be entitled (but shall not be obligated) to take all actions reasonably necessary to abate such violation, including commencement of a lawsuit against the accused Third Party if necessary. The Party that enforces a MacroGenics Licensed Patent in the Territory shall have the right to pursue such proceedings with the necessary assistance, at the pursuing Party’s costs, from the non-pursuing Party.

(iv)    All amounts recovered from enforcement of any such rights by either Party in the Territory relating to the intellectual property licensed under this Agreement shall be first used to reimburse each Party’s costs and expenses incurred in connection with such action (“Cost Reimbursement Amounts”). For amounts, other than Cost Reimbursement Amounts, recovered as lost profits by I-MAB for the enforcement of MacroGenics Licensed Patents, I-MAB shall pay MacroGenics any amounts that would have been due under this Agreement if the Net Sales that correspond to such lost profits were actually made by I-MAB. All amounts, other than Cost Reimbursement Amounts, recovered from enforcement by MacroGenics of MacroGenics Licensed Patents (whether inside or outside the Territory) and enforcement of jointly owned Patents outside the Territory shall be retained by MacroGenics.

(c)    Cooperation in Enforcement Proceedings. For any action by a Party pursuant to subsection (b) above, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary for such Party to initiate, prosecute and maintain such action. If either I- MAB or MacroGenics initiates an enforcement action pursuant to Section 13.5(b), then the other Party shall cooperate to the extent reasonably necessary and at the first Party’s sole expense (except for the expenses of the non-controlling Party’s counsel, if any). Upon the reasonable request of the Party instituting any such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.

(d)    Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any enforcement action pursuant to Section 13.5(b). Neither Party shall settle any litigation or legal proceeding in the Territory to enforce MacroGenics Licensed Patents against a Third Party selling a Product that [***] or MacroGenics Licensed Trademarks without the other Party’s written authorization. I-MAB will not enter into any settlement of any action described in this Section 13.5 that admits to the invalidity, unpatentability, narrowing of scope or unenforceability of the MacroGenics Licensed Patents or the Jointly Owned Patents in any manner, incurs any financial liability on the part of MacroGenics or requires an admission of liability, wrongdoing or fault on the part of MacroGenics, in each case without MacroGenics’ prior written consent.

13.6	Defense

(a)    Notice of Allegations. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the manufacture, production, use, development, sale, offer for sale, import or distribution of any Product or the practice of any MacroGenics Licensed Technology or I-MAB Licensed Patents or I-MAB Licensed Know-How licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party in the Territory. Such notice shall be provided promptly, but in no event [***], following receipt of such allegations.

(b)    Notice of Suit. In the event that a Party receives notice that it or any of its Affiliates have been individually or collectively named as a defendant (or defendants) in a legal proceeding by a Third Party alleging infringement of a Third Party’s Patents issued in the Territory as a result of the manufacture, production, use, development, sale or distribution of the Product or any MacroGenics Licensed Technology or I-MAB Licensed Patents or I-MAB Licensed Know-How licensed by a Party under this Agreement, such Party shall immediately notify the other Party in writing and in no event notify such other Party later than [***] after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof. In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding; provided however, that if either Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s issued Patents in the Territory as a result of the manufacture, production, use, development, sale or distribution of the Product, the other Party shall be allowed to join in such action, at its own expense.

(c)    Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof initiated by a Third Party in the Territory concerning a Party’s manufacture, production, use, development, sale or distribution of the Product in the Territory or MacroGenics Licensed Technology or I-MAB Licensed Patents or I-MAB Licensed Know-How licensed by a Party under this Agreement; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 13.6(c) may be undertaken by a Party without the consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed.

14.	DISPUTE RESOLUTION

14.1    Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Section 14 shall be the exclusive mechanism for resolving any Dispute between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder that is not resolved through good faith negotiation between the Parties. For the avoidance of doubt, this Section 14 shall not apply to any decision with respect to which a Party has final decision-making authority hereunder. Any Dispute, including Disputes that may involve the parent company, subsidiaries, or Affiliates under common control of any Party, shall be resolved in accordance with this Section 14.

14.2    Resolution by Executive Officers. Except as otherwise provided in this Section 14, in the event of any Dispute regarding the construction or interpretation of this Agreement or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on such basis [***] (unless otherwise agreed by the Parties) after being submitted to the JSC, either Party may, by written notice to the other Party, refer the Dispute to the Executive Officer of each Party for attempted resolution by good faith negotiation [***] after such notice is received (unless otherwise agreed by the Parties). Each Party may, in its discretion, seek resolution of any and all Disputes that are not resolved under this Section 14.2 in accordance with Section 14.3.

14.3    Arbitration. If the Parties fail to resolve the Dispute pursuant to Section 14.2, and a Party desires to pursue resolution of the Dispute, the Dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed incorporated by reference in this clause. The seat of the arbitration shall be in Singapore, and the arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the appointment procedures provided in the SIAC Rules and the chairs shall be selected by the tribunal in accordance the SIAC Rules. The language of the arbitration shall be English.

14.4    Costs of Dispute Resolution. Each Party shall be solely responsible for the costs it incurs to resolve a Dispute except for the costs of engaging arbitrators which shall be shared equally by the Parties.

15.	TERMS AND TERMINATION

15.1    Term. Unless earlier terminated, this Agreement shall continue in effect until the expiration of the Royalty Term as defined in Section 1.128 (“Term”), and thereafter I-MAB has no remaining payment obligations with respect to the Product pursuant to Section 7.3 above and MacroGenics shall have no further obligations hereunder.

15.2    Termination for Challenge to Patent Validity. MacroGenics may terminate this Agreement immediately upon written notice to I-MAB in the event I-MAB or any of its Affiliates:

(a)    directly or indirectly oppose, or assist any Third Party to oppose, in any patent office proceeding, the grant of any patent or patent application within the MacroGenics Licensed Patents, or, in any patent office proceeding, dispute or directly or indirectly assist any Third Party to dispute, the validity of any patent within the MacroGenics Licensed Patents or any of the claims thereof, including opposing any application for amendment thereto;

(b)    directly or indirectly oppose, or assist any Third Party to oppose, in any court proceeding, the grant of any patent or patent application within the MacroGenics Licensed Patents, or, in any court proceeding, dispute or directly or indirectly assist any Third Party to dispute, the validity of any patent within the MacroGenics Licensed Patents or any of the claims thereof; or

(c)    bring any claim or proceedings of whatever nature in relation to the MacroGenics Licensed Patents against MacroGenics or any of MacroGenics’ Affiliates (or in respect of the foregoing their directors and officers) in respect of any activities carried out by them under any MacroGenics Licensed Patents which may be the subject of a Valid Claim of the MacroGenics Licensed Patents.

15.3    Termination for Cause. This Agreement may be terminated as a whole, or in part, at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations under this Agreement and, in each case, has not cured such breach within [***] after notice requesting cure of the breach (other than for non-payment which shall be cured within [***]).

15.4    Termination for Convenience. At any time after the [***], I-MAB may terminate this Agreement in its entirety for any or no reason upon [***] written notice to MacroGenics.

15.5    Termination for Safety or End of Global Development. This Agreement may be terminated in its entirety or on a Product-by-Product or region-by-region basis by either Party upon [***] written notice to the other Party if it reasonably determines in good faith that there is a Major Safety Issue with respect to a Product.

15.6    Termination for Force Majeure. This Agreement may be terminated at any time during the Term upon written notice by either Party in accordance with Section 16.1.

15.7	Effect of Termination.

(a)    If MacroGenics terminates this Agreement pursuant to Sections 15.2, 15.3 (for cause based on material breach by I-MAB) or 15.5 or if I-MAB terminates this Agreement pursuant to Section 15.4:

(i)    I-MAB shall pay any amounts due pursuant to Section 3.5 and Section 7 prior to the date of termination;

(ii)    For the avoidance of doubt, the licenses and sublicenses granted to I-MAB under Sections 9.1(a) and 9.3 and any agreement entered into between the Parties with respect to I-MAB’s Manufacture of the Product for or in the Territory shall terminate;

(iii)    The license granted to MacroGenics under Section 9.2 shall survive and shall automatically, without any action on the part of either Party, expand to become exclusive and worldwide;

(iv)    I-MAB shall return to MacroGenics or its designee all Product and all MGA012 within its possession or control and arrange for the I-MAB Sublicensees to return to MacroGenics or its designee all Product and MGA012 within such I-MAB Sublicensees’ possession or control;

(v)    I-MAB shall cease to Develop and Commercialize the Product, including immediately stopping enrollment of subjects (unless otherwise directed in writing by MacroGenics) into any Clinical Trial being conducted by the Parties and at MacroGenics’ sole election either wind-down (including to cease administering the Product to Clinical Trial subjects and conducting Clinical Trial procedures on Clinical Trial subjects, to the extent medically advisable) or transition to MacroGenics (or its designee) any Clinical Trial then be conducted by I-MAB, but in all cases in a timely manner and in accordance with all Applicable Laws and Regulations;

(vi)    I-MAB shall cease all marketing and promotion of MGA012 as a component of a Combination Regimen;

(vii)    for the Product, to the extent not already owned and possessed by MacroGenics, I-MAB shall assign and promptly transfer to MacroGenics, at no expense to MacroGenics, all of I-MAB ’s right, title and interest, if any, in and to (A) all Regulatory Submissions (such as Regulatory Approvals, INDs, BLAs, NDAs, and drug master files) and CTAs (to the extent assignable and not cancelled) for the Product, to the extent that MacroGenics elects to continue development of the Product; (B) all data, including clinical data, materials and information of any kind or nature whatsoever, in I-MAB’s possession or in the possession of its Affiliates or its or their respective agents related to the Product; (C) all trademarks related to the Product (if such termination occurs after approval of such trademark by a Regulatory Authority); and (D) all material information, and any other information reasonably requested and required by MacroGenics, relating to the manufacture of the Product;

(viii)    all sublicenses under the rights granted pursuant to Section 9.1(b) shall terminate, unless converted to a direct license at MacroGenics’ sole option under Section 9.1(b); and

(ix)    MacroGenics shall revoke (and I-MAB shall allow revocation of) any powers of attorney for any MacroGenics Licensed Patents that I-MAB holds as of the time of such termination; and

(b)    If I-MAB terminates this Agreement pursuant to Sections 15.3 (for cause based on material breach by MacroGenics) or 15.5:

(i)    The provisions of Section 15.7(a) (other than Section 15.7(a)(iii)) shall apply;

(ii)    I-MAB shall revoke (and MacroGenics shall allow revocation of) any powers of attorney for any I-MAB Licensed Patents that MacroGenics holds as of the time of such termination; and

With respect to the license granted to MacroGenics under Section 9.2, (A) if termination is by I-MAB pursuant to Section 15.3, then such license shall terminate in its entirety or (B) if termination is by I-MAB pursuant to Section 15.5, then such license shall terminate only with respect to the Territory and shall otherwise survive outside the Territory.

(c )    Return of Confidential Information. Upon expiration or termination of this Agreement, the Parties shall comply with Section 10.1(e).

15.8    Survival. The following provisions shall survive the termination or expiration of this Agreement for any reason: Sections 1, 3.7, 3.8, 3.9, 4.4, 5.4 (with respect to information reasonably requested by MacroGenics to fulfill its obligations to its Third Party licensors related to activities pursuant to this Agreement after termination hereof) 6, 7, 8, 9.2, 9.4, 10, 11, 12, 13, 14, 15.7, 15.8 and 16.

16.	MISCELLANEOUS

16.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party (“Force Majeure”). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. In the event a Party is unable to perform its obligations under this Agreement due to Force Majeure for a period of [***], the other Party shall have the option of unilaterally terminating this Agreement upon providing [***] written notice.

16.2    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by Noninvolved Party. The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other Applicable Laws and Regulations.

16.3    Assignment. Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, provided that either Party may assign its rights and obligations under this Agreement, without such consent from the other Party, to any successor in interest in connection with the sale of all or substantially all of the assets of the assigning Party or a merger, acquisition or other similar transaction that involves the sale of the assigning Party’s entire business. In addition, MacroGenics may assign this Agreement without the prior written consent of I-MAB to any MacroGenics Affiliate or any successor in interest in connection with the sale of substantially all of MacroGenics’ business related to a Product. Except in the specific circumstances set forth in this Section 16.3, any assignment undertaken by an assigning Party without the prior written consent of the other Party in violation of this Section 16.3 shall be void. For the avoidance of doubt, the terms and conditions of this Agreement shall be binding on the permitted successors and assignees of each Party.

16.4    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.5    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to MacroGenics, to:	[***]
Attention: [***]
Facsimile: [***]

with copy to:	[***]
(which shall not constitute notice)
Attention: [***]

if to I-MAB, to:	I-MAB Biopharma, Inc.
[***]
China Attn: [***]
E-Mail: [***]

with copy to:	Venture Partner, LLC
[***]
Attn: [***]
E-Mail: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given upon receipt.

16.6    Applicable Law. All questions of inventorship shall be determined in accordance with U.S. patent laws. In respect to all other Patent issues related to the enforceability or validity of a Patent, the laws of the jurisdiction in which the applicable Patent is filed or granted shall govern. Except as otherwise indicated, in all other respects, the right and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States.

16.7    Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, including the Collaboration and licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof, including the Collaboration and the licenses granted hereunder, are superseded by the terms of this Agreement, including the Existing CDA. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. The “Existing CDA” means that certain Confidentiality Agreement between the Parties [***]. Any confidential information disclosed by the Parties pursuant to the Existing CDA shall be deemed to constitute Confidential Information under this Agreement.

16.8    Headings. The captions to the several Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Sections and Sections of this Agreement.

16.9    Independent Contractors. It is expressly agreed that MacroGenics and I-MAB shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither MacroGenics nor I-MAB shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

16.10    Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

16.11    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.12    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.13    Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.14    Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.15    Construction. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Schedule, of or to, as the case may be, this Agreement. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Law refers to such Applicable Law including all rules and regulations thereunder and any successor Applicable Law, in each case as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner.

[Signature Page Follows.]

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

I-MAB Biopharma, US Limited	MacroGenics, Inc.
/s/ I-MAB Biopharma, US Limited	/s/ MacroGenics, Inc.

Exhibit A

MacroGenics Licensed Patents

[***]

Exhibit B

MacroGenics Licensed Trademarks

[***]

Exhibit C

Global Development Plan

[***]

Exhibit D

Territory Specific Development Plan

[***]

Exhibit E

MacroGenics-Provided Information

MacroGenics will use Commercially Reasonable Efforts to provide the items required by the applicable Regulatory Authority to conduct the Territory Specific Development Plan, which may include the items listed below. Such items will be provided as soon as reasonably practicable based on a format and timetable to be mutually agreed upon by the Joint Steering Committee.

[***]

Exhibit F

SAFETY MANAGEMENT PLAN COMPONENTS

[***]

Exhibit G

Product Royalty Rates

Aggregate Net Sales threshold of the Product in the Territory:	Then the Product Royalty Rate Percentage shall be (%):
On that portion of aggregate Net Sales in a Calendar Year less than [***]	[***]
On the portion of Net Sales in a Calendar Year equal to or greater than [***] but less than [***]	[***]
On that portion of Net Sales in a Calendar Year greater than [***]	[***]

For purposes of determining when the Calendar Year Net Sales thresholds as set forth above have been met, Calendar Quarter Net Sales shall be converted from local currency in the Region or Country in the Territory into U.S. Dollars using the exchange rate set forth in Section 7.8 when calculating the amount of payment of royalties due and the converted Calendar Quarter Net Sales amounts for the four Calendar Quarters in a Calendar Year will be used to determine whether the annual Net Sales thresholds have been met.

Exhibit H

Form of Press Release

MacroGenics and I-Mab Announce Exclusive Collaboration and License Agreement to Develop and Commercialize Enoblituzumab in Greater China

ROCKVILLE, MD, and SHANGHAI, China, July 9, 2019 (GLOBE NEWSWIRE) – MacroGenics, Inc. (NASDAQ:

MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, and I-Mab Biopharma (I-Mab), a China and U.S.-based clinical-stage biopharmaceutical company committed to the discovery and development of first-in-class and best-in-class biologics in immuno-oncology and autoimmune diseases, announced today that the companies have entered into an exclusive collaboration and license agreement to develop and commercialize enoblituzumab. This investigational drug is an immune- optimized, anti-B7-H3 monoclonal antibody that incorporates MacroGenics’ proprietary Fc Optimization technology platform. Enoblituzumab represents one of the most advanced programs in development directed against B7-H3, a target for which no agent is currently approved. I-Mab obtains regional development and commercialization rights in mainland China, Hong Kong, Macau and Taiwan.

As part of the collaboration, I-Mab will both lead regional studies in its territories as well as participate in global studies conducted by MacroGenics. MacroGenics intends to initiate a Phase 2 study of enoblituzumab in combination with MGA012 (also known as INCMGA0012), an investigational anti-PD-1 antibody that MacroGenics licensed to Incyte Corporation, in first-line patients with head and neck cancer later this year.

“We are very pleased to be partnering with I-Mab to further accelerate and broaden the development of enoblituzumab and to support our mission of bringing innovative medicines to patients with high unmet medical needs,” said Scott Koenig, M.D., Ph.D., President and Chief Executive Officer of MacroGenics. “We believe that I-Mab is an ideal partner given its track record of rapidly progressing innovative immuno-oncology programs and its ability to tap into the growing pharmaceutical market in this region.”

“MacroGenics is recognized as a leader in the development of therapeutics targeting B7-H3 and we are committed to accelerating the development of enoblituzumab, a promising investigational drug which may represent a new treatment paradigm in immuno-oncology,” said Jingwu Zang, M.D., Ph.D., Chief Executive Officer of I-Mab. “We believe that this program is an exciting addition to our innovative pipeline of clinical stage oncology assets.”

MacroGenics expects to receive an upfront payment of $15 million in connection with the collaboration. MacroGenics will also be eligible to receive additional development and regulatory milestone payments of up to $135 million. In addition, I-Mab will pay tiered double-digit royalties (ranging from mid teens to twenty percent) based on annual net sales in its territories.

About Enoblituzumab Program

Enoblituzumab is an investigational Fc-optimized monoclonal antibody that targets B7-H3, a member of the B7 family of immune regulator proteins. B7-H3 is widely expressed by a number of different tumor types and may play a key role in regulating the immune response to various types of cancer.

Encouraging data from the Phase 1 clinical study of enoblituzumab in combination with an anti-PD-1 antibody were presented at the Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2018. Based on these data, MacroGenics is planning to initiate a Phase 2 study of enoblituzumab in combination with MGA012 in patients with squamous cell carcinoma of the head and neck (SCCHN) in the second half of 2019.

About MacroGenics’ Fc-Optimization Technology

MacroGenics’ Fc-Optimization platform is designed to modulate an antibody’s interaction with immune effector cells. The Fc region of certain antibodies binds activating and inhibitory receptors, referred to as FcgRs, on immune cells found within the innate immune system. Such interactions affect killing of cancer cells through antibody dependent cellular cytotoxicity (ADCC), among other Fc-dependent functions.

MacroGenics’ optimized Fc region binds with increased affinity to the activating CD16A FcgR and unique to MacroGenics’ technology, with reduced affinity to CD32B, the inhibitory FcgR. MacroGenics’ optimized Fc mediates improved effector functions, such as ADCC. To date, MacroGenics has successfully incorporated its proprietary Fc Optimization technology in enoblituzumab, as well as margetuximab, an investigational anti-HER2 monoclonal antibody currently in Phase 3 development.

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. For more information, please see the Company’s website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

About I-Mab Biopharma

I-Mab is a dynamic and fast-growing global biotech company focusing on developing innovative biologics of first-in-class and best-in-class potential in the therapeutic areas of immuno-oncology and autoimmune diseases. I-Mab’s pipeline of clinical and pre-clinical stage assets is driven by the company’s Fast-to-Market and Fast-to-PoC development strategies through internal R&D capabilities and global partnerships. I-Mab’s vision is to address unmet needs through drug innovation in the target therapeutic areas in China and the world. I-Mab is on track to become an end-to-end fully integrated biopharma company. The company is well-recognized by capital markets to have successfully raised approximately $370 million USD in the past three years, with the recent $220 million USD Series C financing representing one of the largest amounts ever raised by an innovative biotech company in China. For more information, please see the company’s website at www.i-mabbiopharma.com.

MacroGenics’ Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics, including statements about the company’s strategy, future operations, clinical development of the company’s therapeutic candidates, milestone or opt-in payments from the company’s collaborators, the company’s anticipated milestones and future expectations and plans and prospects for the company and other statements containing the words “subject to”, “believe”, “anticipate”, “plan”, “expect”, “intend”, “estimate”, “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of MacroGenics’ product candidates and other risks described in the company’s filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent MacroGenics’ views only as of the date hereof. MacroGenics anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing MacroGenics’ views as of any date subsequent to the date hereof.

MacroGenics Contacts:

Jim Karrels, Senior Vice President, CFO

Anna Krassowska, Ph.D., Vice President, Investor Relations & Corporate

Communications MacroGenics, Inc.

1-301-251-5172, info@macrogenics.com

I-Mab Biopharma Contacts:

Jielun Zhu, CFO

jielun.zhu@i-mabbiopharma.com

Amanda Dai, Associate Director of Public

Relation zhenhua.dai@i-mabbiopharma.com

Weimin Tang, EVP and Head of Global Business

Development Weimin.tang@i-mabbiopharma.com